EXHIBIT 10.2
EXECUTION VERSION

THIRD AMENDED AND RESTATED
EXCLUSIVE AGENCY AND
MARKETING AGREEMENT
by and between
MONSANTO COMPANY

and

THE SCOTTS COMPANY LLC
Effective as of September 30, 1998
Last Amended and Restated as of August 1, 2019

Section 4.2	Steering Committee	25
Section 4.3	Business Units	27
Section 4.4	Global Support Team	27

v

LIST OF EXHIBITS
Exhibit D:	Permitted Products
LIST OF SCHEDULES
Schedule 1.1(a):	Activated Included Markets
Schedule 1.1(b):	Roundup Products
Schedule 2.2(a):	Annual Business Plan Template
Schedule 3.2(c):	Form of Reconciliation Statement
Schedule 3.3(c):	Income Statement Definitions and Allocation Methods
Schedule 4.2(a):	Steering Committee
Schedule 6.11(a):	Additional Roundup Products
Schedule 6.11(f):	Additional Roundup Products Trademarks
Schedule 6.20:	BEA Products

THIRD AMENDED AND RESTATED
EXCLUSIVE AGENCY AND
MARKETING AGREEMENT
This THIRD AMENDED AND RESTATED EXCLUSIVE AGENCY AND MARKETING AGREEMENT (this “Agreement”) is entered into by and between Monsanto Company, a Delaware corporation (“Monsanto”), and The Scotts Company LLC, an Ohio limited liability company (f/k/a The Scotts Company, an Ohio corporation) (the “Agent”), to be effective on August 1, 2019 (the “Third Amendment Date”) to amend, restate and supersede in its entirety the Second Amended and Restated Exclusive Agency Marketing Agreement, dated August 31, 2017, and all other agreements addressed by or incorporated into this Agreement, dated as of September 30, 1998, as amended and restated as of November 11, 1998, and as amended and/or restated from time to time (collectively, the “Original Agreement”), with respect to the countries and territories described in this Agreement. Monsanto and the Agent are sometimes referred to herein as the “parties.”
WITNESSETH:
WHEREAS, Monsanto is engaged in the research, development, and commercialization of certain agricultural products;
WHEREAS, Monsanto has developed and sells Roundup Products (as defined below) and is the exclusive owner of all rights, patents, licenses, and trademarks associated therewith, and possesses the knowledge, know-how, technical information, and expertise regarding the process and manufacture of Roundup Products;
WHEREAS, the Agent has certain expertise in the promotion, distribution, marketing, and sale of home and garden products;
WHEREAS, Monsanto does not currently possess, nor desire to establish, a distribution system for Roundup Products;
WHEREAS, the Agent’s distribution system is well-suited for the promotion, distribution, marketing, and sale of Roundup Products; and
WHEREAS, Monsanto desires that the Agent serve as Monsanto’s exclusive agent for the marketing and distribution of Roundup Products, and the Agent desires to so serve, all on the terms set forth in this Agreement.
NOW, THEREFORE, in consideration of the foregoing, the terms and provisions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE 1 - DEFINITIONS AND RULES OF CONSTRUCTION
Section 1.1    Definitions. As used herein, the following terms shall have the meanings ascribed to them below:

“365 Gross Profits” shall mean the aggregate amount of all invoice sales of Roundup 365 less reasonable amounts for product returns and credits, trade allowances, Cost of Goods Sold applicable to Roundup 365 and 365 Distribution Costs of Roundup 365.
“365 Distribution Costs” shall mean the aggregate costs for freight in, freight out, warehousing and distribution administration of Roundup 365.
“Activated Included Markets” means those Included Markets that are currently being serviced by the Agent, which are listed on Schedule 1.1(a); provided, that the Activated Included Markets may be modified from time to time pursuant to Section 2.5.
“Additional Roundup Products” shall have the meaning set forth in Section 6.11(a).
“Additional Roundup Products Formulation Data” shall have the meaning set forth in Section 6.11(a).
“Additional Roundup Products Trade Dress” shall have the meaning set forth in Section 6.11(l).
“Additional Roundup Products Trademarks” shall have the meaning set forth in Section 6.11(f).
“Additional Roundup Products Trademarks License” shall have the meaning set forth in Section 6.11(g).
“Affiliate” of a person or entity shall mean: (i) any other person or entity directly, or indirectly through one or more intermediaries, controlling, controlled by, or under common control with such person or entity, (ii) any officer, director, partner, member, or direct or indirect beneficial owner of any 10% or greater of the equity or voting interests of such person or entity, or (iii) any other person or entity for which a person or entity described in clause (ii) acts in such capacity.
“Ag Competitor” means any company developing, manufacturing, selling, marketing and/or distributing agricultural herbicides with net sales of agricultural herbicides in excess of Three Billion Dollars ($3,000,000,000) including, without limitation, Syngenta AG, BASF SE and Corteva, Inc. (or any Affiliate of any of such entities and its and their successors and assigns).
“Ag Market” means professionals (which, for the avoidance of doubt, includes farmers) who purchase and use Roundup Ag Products for agricultural, professional and industrial uses.
“Agent” shall have the meaning set forth in the preamble to this Agreement.
“Agent Elected BEA Agent Termination Date” shall have the meaning set forth in Section 6.20(d).
“Agent Proposed Product” shall have the meaning set forth in Section 6.10(b).
“Annual Business Plan” shall have the meaning set forth in Section 2.2(a)(12) hereof.

“Approved Expense” shall have the meaning set forth in Section 3.3(a) hereof.
“Allocated” means allocated pursuant to the Allocation Rules set forth in Schedule 3.3(c) hereof.
“Allocated Expense” shall have the meaning set forth in Section 3.3(c).
“BEA Agent Services” shall have the meaning set forth in Section 6.20(a).
“BEA Products” shall have the meaning set forth in Section 6.20(a).
“BEA Program EBIT” shall have the meaning set forth in Section 6.20(e).
“Brand Decommissioning Event” shall have the meaning set forth in Section 10.9.
“Brand Decommissioning Termination Fee” shall have the meaning set forth in Section 10.4(c)(2).
“Budget” shall have the meaning set forth in Section 3.3(a) hereof.
“Business Units” shall have the meaning set forth in Section 4.3(a).
“Change of Control” means, with respect to a Person, (i) the acquisition after the date hereof by any individual (or group of individuals acting in concert), corporation, company, association, joint venture or other entity, of beneficial ownership of 50% or more of the voting securities of such Person; (ii) the consummation by such Person of a reorganization, merger or consolidation, or exchange of shares or sale or other disposition of all or substantially all of the assets of such Person, if immediately after giving effect to such transaction the individuals or entities who beneficially own voting securities immediately prior to such transaction beneficially own in the aggregate less than 50% of such voting securities immediately following such transaction; or (iii) the consummation by such Person of the sale or other disposition of all or substantially all of the assets of such Person other than to an Affiliate of such Person; provided, that with respect to Monsanto, in the case of clauses (i) and (ii), Bayer AG is not the ultimate beneficial owner of at least 50% of the voting securities of such Person following such transaction.
“Commission” shall have the meaning set forth in Section 3.6(a) hereof.
“Commission Statement” means, for any given Program Year, the statement prepared by the Agent on behalf of Monsanto pursuant to Section 3.6(c) detailing Program EBIT and the amount of the Commission for such Program Year.
“Contribution Payment” shall have the meaning set forth in Section 3.5 hereof.
“Contribution Payment Adjustment” shall have the meaning set forth in Section 3.5 hereof.
“Convenience Termination Fee” shall have the meaning set forth in Section 10.4(c)(1).

“Convenience Termination Notice” shall have the meaning set forth in Section 10.5(c).
“Cost of Goods Sold” means, for any given Program Year, the aggregate cost, as determined in accordance with GAAP applied on a consistent basis, of Roundup Products sold for such Program Year; provided, however, in computing this amount, the cost of Glyphosate, which is a component of this Cost of Goods Sold, shall equal the amount set forth in the Transfer Price, for such Program Year.
“Customers” means, with respect to the Activated Included Markets, any Lawn and Garden Channel purchaser of Roundup Products for resale to the Lawn and Garden Market.
“EDI” means electronic data interchange.
“Effective Date” means September 30, 1998.
“Event of Default” shall have the meaning set forth in Section 10.4(b) hereof.
“Excluded Markets” means (i) any country subject to a comprehensive U.S. trade embargo; (ii) countries subject to other relevant embargos and trade restrictions to the extent that such relevant embargos and trade restrictions would materially adversely impact either party’s ability to fulfill such party’s duties and obligations under this Agreement; (iii) each other country expressly excluded from Included Markets and (iv) the Excluded Specified Markets. The Excluded Markets may be modified from time to time pursuant to Section 2.5.
“Excluded Specified Markets” means every country, other than Israel and China, throughout the continents of Europe, Africa, Asia, Australia and Antarctica.
“Exclusive Mexican Businesses” shall have the meaning set forth in the definition of “Lawn and Garden Channels.”
“Expense(s)” shall mean any expense or cost, direct or Allocated, incurred by either party in connection with the Roundup L&G Business, including (i) general, marketing, administrative and technical costs or expenses which shall include (a) the Allocated portion of the salary and bonus of the members of the Global Support Team to the extent such members are working on matters related to the Roundup L&G Business and (b) the Allocated portion of the salary and bonus of the employees of Agent’s Business Units to the extent such employees are working on matters related to the Roundup L&G Business, (ii) service costs directly related to the Roundup L&G Business and (iii) any capital expenses approved by the Steering Committee.
“FIFRA” means the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C.A. §135, et seq., as amended.
“Formulation Agreement” means that certain Amended and Restated Formulation Agreement, dated as of February 24, 2012, by and between Monsanto and the Agent, as may be amended and/or restated from time to time, for the manufacture and packaging by the Agent of Roundup Products solely for North America.

“GAAP” means generally accepted accounting principles as applied as of the Effective Date, as referred to in paragraphs 10 and 11 of the American Institute of Certified Public Accountants Statement on Auditing Standards No. 69.
“Global Support Team” shall have the meaning set forth in Section 4.4(a) hereof.
“Glyphosate” means N-phosphonomethylglycine in any form, including, but not limited to its acids, esters, and salts.
“Included Markets” means every country throughout the North American continent, South American continent, the Caribbean, Israel and China, other than the Excluded Markets; provided, that the Included Markets may be modified from time to time pursuant to Section 2.5.
“Income Taxes” means federal, state, local, or foreign taxes imposed on net income or profits; provided, however, such term shall not include any “sales or use” or “ad valorem” taxes (as such terms are customarily used) imposed on or resulting from the sale of Roundup Products.
“Industrial Property” shall have the meaning set forth in Section 6.14(a) hereof.
“Insolvency” of a Person means (a) that such Person (i) is generally not paying its debts as they become due, or admits in writing its inability to pay its debts generally, or makes a general assignment for the benefit of creditors or institutes any proceeding or voluntary case seeking to adjudicate it as bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief or protection of debtors, or seeks the entry of any order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property, or (ii) takes any action to authorize any of the actions described in the foregoing clause (i); (b) that any proceeding is instituted against such Person seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief or protection of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property, and, as to any such proceeding, if being contested by such Person in good faith, such proceedings remain undismissed or unstayed for a period of sixty (60) days; or (c) the consummation by such Person of a plan of complete liquidation or dissolution of such Person.
“Lawn and Garden Channels” include: (i) retail outlets primarily serving the Lawn and Garden Market; (ii) independent nurseries and hardware co-ops; (iii) home centers (like Home Depot or Lowes); (iv) mass merchants (like Wal-Mart or K-Mart); (v) membership/warehouse clubs serving the Lawn and Garden Market; (vi) other current or future channels of trade generally accepted and practiced as Lawn and Garden channels in the industry as may be determined from time to time by the Steering Committee; and (vii) in Mexico, the following sales channels are deemed to be exclusively within the Lawn and Garden Channels: Wal-Mart, Grupo Chedraui, COSTCO, City Club, Soriana, HEB, Home Depot and Lowes (the entities described in this clause (vii), the “Exclusive Mexican Businesses”).

“Lawn and Garden Market” means non-professionals who purchase and use Roundup Products for Lawn and Garden Uses.
“Lawn and Garden Use” means (a) Residential Use as defined in 40 C.F.R. 152.3(u), and (b) any use for which a pesticide can be registered for use under FIFRA or other statutes, rules and regulations throughout the Included Markets in connection with vegetation control in, on or around homes, residential lawns, and residential gardens.
“Laws” shall mean, with respect to any country, such country’s statutes, regulations, rules, ordinances, or all other applicable laws.
“Legacy Termination Fee” shall have the meaning set forth in Section 10.4(c)(3).
“MM” means after each number million in U.S. Dollars.
“Material Breach” shall mean:
(a)    as to the Agent, a breach of this Agreement, which, as initially determined by Monsanto, with the written agreement of the Agent, or as determined by the Arbitrators pursuant to Section 10.4(g) of this Agreement: (i) is material; (ii) has not been cured within ninety (90) days after written notice thereof has been provided to Agent in accordance with Section 11.9 hereof; and (iii) is not remediable either by the payment of damages by Agent to Monsanto or by a decree of specific performance issued against Agent.
(b)    as to Monsanto, a breach of this Agreement, which, as initially determined by Agent, with the written agreement of Monsanto, or as determined by the Arbitrators pursuant to Section 10.4(g) of this Agreement: (i) is material; (ii) has not been cured within ninety (90) days after written notice thereof has been provided to Monsanto in accordance with Section 11.9 hereof; and (iii) is not remediable either by the payment of damages by Monsanto to Agent or by a decree of specific performance issued against Monsanto.
“Material Fraud” shall mean:
(a)    as to Agent, one or more fraudulent acts or omissions committed by Agent or its officers or employees, which, as initially determined by Monsanto, with the written agreement of the Agent, or as determined by the Arbitrators pursuant to Section 10.4(g) of this Agreement: (i) is material; (ii) was engaged in with the intent to deceive Monsanto; and (iii) either a) has not been cured within ninety (90) days after written notice thereof has been provided to Agent in accordance with Section 11.9 hereof, or b) cannot be cured in the commercially reasonable opinion of Monsanto, and, if applicable, the Arbitrators.
(b)    as to Monsanto, one or more fraudulent acts or omissions committed by Monsanto or its officers or employees, which, as initially determined by Agent, with the written agreement of Monsanto, or as determined by the Arbitrators pursuant to Section 10.4(g) of this Agreement: (i) is material; (ii) was engaged in with the intent to deceive Agent; and (iii) either a) has not been cured within ninety (90) days after written notice thereof has been provided to Monsanto in accordance with Section 11.9 hereof, or b) cannot be cured in the commercially reasonable opinion of Agent, and, if applicable, the Arbitrators.
“Material Willful Misconduct” shall mean:
(a)    as to Agent, one or more acts or omissions committed by Agent or its officers or employees, which, as initially determined by Monsanto, with the written agreement of the Agent, or as determined by the Arbitrators pursuant to Section 10.4(g) of this Agreement: (i) is material; (ii) constitutes willful misconduct; and (iii) either a) has not been cured within ninety (90) days after written notice thereof has been provided to Agent in accordance with Section 11.9 hereof, or b) cannot be cured in the commercially reasonable opinion of Monsanto, and, if applicable, the Arbitrators.
(b)    as to Monsanto, one or more acts or omissions committed by Monsanto or its officers or employees, which, as initially determined by Agent, with the written agreement of Monsanto, or as determined by the Arbitrators pursuant to Section 10.4(g) of this Agreement: (i) is material; (ii) constitutes willful misconduct; and (iii) either a) has not been cured within ninety (90) days after written notice thereof has been provided to Monsanto in accordance with Section 11.9 hereof, or b) cannot be cured in the commercially reasonable opinion of Agent, and, if applicable, the Arbitrators.
“Mexican Roundup Ag Products” shall mean Roundup Ag Products in the Ag Market in Mexico marketed under the brand names “Faena,” “Faena Fuerte 360,” “Rival” and “Roundup” (or any variation thereof) as well as any new Roundup Ag Products of any SKU size that are not labeled for the Lawn and Garden Market and are not ready-to-use products that Monsanto may, in its sole discretion, introduce into the Ag Market in Mexico.
“Monsanto” means Monsanto Company, a Delaware corporation.
“Monsanto CRC” shall have the meaning set forth in Section 5.1(c).
“Monsanto Elected BEA Agent Termination Date” shall have the meaning set forth in Section 6.20(e).
“Monsanto Products” shall have the meaning set forth in Section 9.1(a)(2).
“Netbacks” means the expenses related to the Roundup L&G Business specified as such in Schedule 3.3(c).
“New Product” shall have the meaning set forth in Section 6.10(a) hereof.
“North America” means the United States of America, Puerto Rico, Canada and Mexico.
“North America Territories” means the United States of America, Puerto Rico, Canada, Mexico and the Caribbean countries.

“Other Included Markets” means any Included Market other than the North America Territories.
“Person” means an individual, partnership, limited liability company, joint venture, association, corporation, trust, or any other legal entity.
“Prime Rate” means, on any given date, the prime rate as published in the Wall Street Journal, for such date or, if not published therein, in another publication having national distribution.
“Product Information and Rights” shall mean the registration, required registration data, information regarding formulation and/or manufacturing and/or any rights to applicable intellectual property, including but not limited to any such intellectual property used in or necessary for the manufacture, use, sale, offer for sale, importation, or other exploitation of such products.
“Product Offer” shall have the meaning set forth in Section 6.10(a) hereof.
“Program EBIT” means, for any given Program Year, the amount of Program Sales Revenues for such Program year, less the amount of Program Expenses for such Program Year.
“Program Expenses” means, for any given Program Year, applied on a consistent basis and in accordance with GAAP and the terms of this Agreement, the sum (without duplication) of (i) the aggregate Approved Expenses for such Program Year and (ii) the Cost of Goods Sold for such Program Year.
“Program Sales Revenue” means, for any given Program Year, applied on a consistent basis and in accordance with GAAP, all revenues received or accrued by any party hereto from the sale of Roundup Products, less reasonable amounts for returns and credits, consistent with past practice.
“Program Year” means the period of time beginning on October 1st of a specific calendar year and ending on September 30th of the immediately following calendar year, or such shorter period if a particular Program Year starts or ends in the middle of such Program Year.
“Quarter” means any consecutive three-month period of a calendar year.
“Restricted Party” shall have the meaning as set forth in Section 2.7(f) hereof.
“Roundup 365” means non-selective residual weed and grass killer to be sold under the name Roundup Max Control 365.
“Roundup L&G Business” means the marketing, sale, and distribution of Roundup Products through Lawn and Garden Channels to the Lawn and Garden Market for Lawn and Garden Uses.
“Roundup Offering Materials” means any and all written descriptions of, solicitations or proposals with respect to or any information delivered in connection with, in each case, a potential Roundup Sale that are provided by Monsanto to any third party, or finalized for provision to a third party, for their evaluation of participation in a potential Roundup Sale, including, without limitation, relevant historical financial information and projections, along with a written summary of any additional information supplied orally by Monsanto to such third parties.
“Roundup P&L” shall have the meaning set forth in Section 3.1(a).
“Roundup Products” means (i) for each of the specific countries part of the Activated Included Markets the products registered for sale solely for Lawn and Garden Uses under a primary or alternate brand now containing the Roundup trademarks as listed on Schedule 1.1(b) attached hereto in the specific container sizes and formulations described thereon, it being understood that any change of container size or formulation in any given country part of the Activated Included Markets shall require the approval of the Steering Committee, (ii) such products as may be added from time to time by mutual agreement of the parties in accordance with the terms of this Agreement and (iii) any Additional Roundup Products, to the extent provided for by Section 6.11.
“Roundup Quiet Period” shall have the meaning set forth in Section 10.6(a)(iii)(A).
“Roundup Records” shall have the meaning as set forth in Section 3.1(a).
“Roundup Regulatory Property” shall have the meaning set forth in Section 11.4.
“Roundup Sale” means (i) any sale, transfer, assignment or other disposition of all or substantially all of the assets or capital stock of the Roundup L&G Business or (ii) the license of all or substantially all of the Industrial Property, in each case, to the extent related to the Included Markets, to a Person other than Bayer AG or any Affiliate of Bayer AG.
“Roundup Sale Notice” shall have the meaning set forth in Section 10.6(a)(i).
“Roundup Sale Notice Trigger” shall have the meaning set forth in Section 10.6(a)(i).
“Roundup Superior Offer” means a bona fide written offer with respect to a Roundup Sale, which the board of directors of Monsanto (or its authorized delegates) determines (i) is more favorable, taking into account all relevant legal, financial and regulatory aspects, to Monsanto’s stockholders than the transactions contemplated by the most recent proposal made by the Agent with respect to a Roundup Sale, taking into account the contents of all information and documentation delivered in connection with such proposal; provided, that, in determining whether the price terms of such bona fide written offer are more favorable, the board of directors of Monsanto (or its authorized delegates) may not discount the Agent’s most recent proposal as a result of the fact that the Legacy Termination Fee is an offset or credit against the total purchase price; (ii) the failure of the board of directors of Monsanto (or its authorized delegates) to approve or recommend such offer would be inconsistent with its fiduciary duties under applicable law; (iii) the financing for which is fully committed or reasonably likely to be obtained; and (iv) is reasonably expected to be consummated on a timely basis.
“Scotts Miracle-Gro” means The Scotts Miracle-Gro Company, an Ohio corporation and the parent of the Agent.

“Scotts Miracle-Gro Sale” means (a) any Change of Control of (i) Scotts Miracle-Gro, (ii) the Agent, or (iii) any entity directly or indirectly controlling the Agent or any other Affiliate of the Agent to whom this Agreement may be transferred pursuant to Section 11.8 of this Agreement (Scotts Miracle-Gro or any such other entity, the “SMG Target”), or (b) the assignment of this Agreement pursuant to Section 11.8(b)(4) of this Agreement.
“Significant Deviation” shall have the meaning set forth in Section 4.3(b)(v).
“SMG Target” shall have the meaning set forth in the definition of Scotts Miracle-Gro Sale.
“Specified Agreements” means the agreements, documents and instruments entered into contemporaneously with the execution of this Agreement on the Third Amendment Date, including, without limitation (i) that certain Termination Agreement (regarding the Brand Extension Agreement) by and between the Agent and Monsanto; (ii) that certain Termination Agreement (regarding the Commercialization and Technology Termination Agreement) by and between the Agent and Monsanto; (iii) that certain BEA Asset Purchase Agreement by and between the Agent and Monsanto; and (iv) all other agreements, documents and instruments contemplated by each of the foregoing.
“Steering Committee” shall have the meaning set forth in Section 4.2(a).
“Termination Fee” shall have the meaning set forth in Section 10.4(c).
“Third Amendment Date” shall have the meaning set forth in the recitals to this Agreement.
“Third-Party Indemnity” shall have the meaning set forth in Section 9.1(a)(4).
“Transfer Price” equals, for any given Program Year, $6.28 per kg ($2.85 per pound) of Glyphosate based on a 100% Glyphosate acid equivalent basis (which equals $1.31 per pound of 62% Glyphosate active ingredient (in the form of its isopropylamine salt)). Either party may initiate a review of the Transfer Price and upon such initiation, the parties will negotiate in good faith to reach a mutually agreeable adjusted Transfer Price (the “Adjusted Transfer Price”). The Adjusted Transfer Price shall be the Transfer Price for the three full Program Years following the date that the Adjusted Transfer Price is determined (the “Fixed Period”) and the Transfer Price shall not be subject to review or adjustment during the Fixed Period. In the course of negotiations to determine the Adjusted Transfer Price, the parties will factor in, without limitation, the acquisition of Glyphosate acid sourced from China, the related ocean freight, export and import costs (including, without limitation, clearing costs, port fees, duties and taxes), inland freight costs and insurance, amination costs, broker fees, administration expenses and premium reflecting Monsanto’s quality, reliability and MUP regulatory support, etc.
“Unactivated Included Markets” shall have the meaning set forth in Section 2.5(b).
“USEPA” means the United States Environmental Protection Agency.

Section 1.2    Rules of Construction and Interpretation.
(a)    Section References. When a reference is made in this Agreement to an Article, Section, Paragraph, Exhibit or Schedule such reference shall be to an Article, Section or Paragraph of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. Unless otherwise indicated, the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole, and not to any particular Article, Section, Paragraph or clause in this Agreement.
(b)    Construction. Unless the context of this Agreement clearly requires otherwise: (i) references to the plural include the singular and vice versa, (ii) “including” is not limiting and (iii) “or” has the inclusive meaning represented by the phrase “and/or.”
(c)    Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(d)    No Interpretation against Author. For purposes of contract interpretation the parties to this Agreement agree they are joint authors and draftspersons of this Agreement.
(e)    Conflicts with related Documents. The parties contemplate that various forms, including forms for submitting purchase orders, acceptance of orders, shipping and transportation, will be used in carrying out this Agreement. In the event of conflict between any such forms or other documents of like import and this Agreement, the provisions of this Agreement shall be controlling.
ARTICLE 2 - EXCLUSIVE AGENCY AND DISTRIBUTORSHIP
Section 2.1    Appointment of the Exclusive Agent. Subject to the terms and conditions hereof, Monsanto hereby appoints and agrees to use the Agent, and the Agent hereby agrees to serve, as Monsanto’s exclusive agent in the Lawn and Garden Market, commencing on the Effective Date, to provide certain services in connection with Monsanto’s marketing, sales, and distribution of Roundup Products to Customers. Except as otherwise provided in this Agreement, commencing on the Effective Date, Monsanto shall exclusively use the Agent for the performance of all of the services contemplated by this Agreement.
Section 2.2    The Agent’s Obligations and Standards.
(a)    Services to be Performed by the Agent. The Agent shall perform some or all of the following duties and obligations within the parameters and to the extent required to implement the Annual Business Plan approved by the Steering Committee:
(1)    Sales. Pursuant to the Annual Business Plan, the Agent shall perform selling, sales management, and other services related to the sale of Roundup Products.
(2)    Merchandising and In-Facility Services. The Agent shall perform in-store merchandising, store set-up, and other services related to the in-store promotion of Roundup Products.

(3)    Warehousing and Inventory.
(i)    Warehousing. The Agent shall arrange for warehouse services for all Roundup Products until such time as the products are delivered to proper carriers. The Agent agrees to comply with all applicable environmental rules and regulations in owning or operating any warehouse.
(ii)    Inventory. The Agent shall be responsible for:

•
coordinating and staffing annual physical inventory for all Roundup Products (including raw materials, packaging- when the Agent shall formulate under the Formulation Agreement- and finished goods). Physical inventories shall be conducted by September 30 of every calendar year and Monsanto shall have the right to request physical counts on specific product at any time upon reasonable request (which shall be at Monsanto’s cost if there are more than two such counts in any Program Year) and to observe or conduct physical counts with Monsanto’s representatives;

•	reconciling the physical inventory to perpetual records;

•	physically moving the Roundup Products out of the warehouse by following a First In, First Out (“FIFO”) policy; and

•	arranging for warehousing of adequate inventory levels of Roundup Products in sufficient quantities to satisfy the criteria set forth in the Annual Business Plan.
(4)    Order and General Administration. The Agent shall have the authority and shall so perform all order taking, order processing, invoicing, collection, reconciliation, general administration, and other related services necessary for the marketing, sales, and distribution of Roundup Products, all of which shall be subject to the Annual Business Plan and the terms of this Agreement. Pursuant to the terms of this Agreement, the Agent shall be responsible for the following obligations:
(i)    The Agent shall offer to the Customers Roundup Products at such price and under such terms as set forth in the Annual Business Plan or as otherwise established by the Steering Committee.
(ii)    The Agent shall accept orders for the sale of Roundup Products; provided, however, the Agent shall accept all such orders subject to the availability of Roundup Products on the requested delivery dates.

(iii)    The Agent shall administer all claims and adjustments for Roundup Products which are damaged during shipment or warehousing.
(iv)    Subject to Section 5.1, the Agent shall (A) maintain or contract for adequate facilities and technologies to manage consumer information and complaint calls or written correspondence and (B) be responsible for all reports relating thereto, including (without limitation) reports to any regulatory or governmental authority pursuant to any applicable Law.
(5)    Returns of Roundup Products. The Agent shall manage requests by Customers that Roundup Products, previously sold or shipped, should be returned for credit, either because such Roundup Products are defective or for some other reason. The Agent shall receive any such returned Roundup Products into its warehouses and prepare the appropriate credit memos, subject to the joint approval of the Business Unit and the Global Support Team for any return exceeding $500,000.
(6)    Information on Roundup Products and Consumer Inquiries. The Agent shall provide Customers or potential customers with detailed information concerning the characteristics, uses and availability of Roundup Products as shall be supplied by the Global Support Team.
(7)    Promotion of Roundup Products. Continuously throughout the term of this Agreement, the Agent shall promote the sale of Roundup Products in a commercially reasonable manner generally consistent with other products or product lines, of similar volume or having similar margins (as compared to the overall Roundup P&L margins), of the Agent.
(8)    Advertising and Promotional Programs to Customers. The Agent shall provide Customers with detailed information concerning the advertising and promotional programs of Roundup Products and facilitate the use by its Customers of such programs to the fullest extent possible (as set forth in the Annual Business Plan).
(9)    Roundup Brand Image and Stewardship. The Agent, in consultation with the Global Support Team, shall promote, in accordance with the Annual Business Plan or as directed by the Steering Committee, the sales and consumer acceptance of Roundup Products using messages and vehicles that are not inconsistent with the brand image established by Monsanto’s Ag division in support of its Roundup branded products and seeds, including but not limited to:
(i)    Advertising in local and national media, subject to the approval of Monsanto;
(ii)    Providing suitable training of the Agent’s representatives or employees in the areas of product knowledge, product stewardship, sales training, display techniques, promotion and advertising;

(iii)    Determining the description of consumer and trade communication programs to Customers regarding the sales and distribution of Roundup Products; and
(iv)    The handling of product complaints with the intent of achieving consumer satisfaction and shall provide prompt notification to Monsanto of any significant complaints or significant number of similar complaints.
(10)    Retail Relationships. The Agent shall maintain retail relationships between the Agent and the Customers, including relationships at headquarters and regional stores.
(11)    Merchandising and Display Techniques. The Agent shall provide Customers with full information concerning the merchandising and display techniques as set forth in the Annual Business Plan. The Agent shall use, fully support and recommend, that Customers fully utilize all such merchandising and display techniques.
(12)    Annual Business Plan. The Business Units, jointly and in cooperation with the Global Roundup Support Team, shall, prepare and deliver to the Steering Committee (i) a preliminary draft for the annual business plan no later than June 15 of each Program Year and (ii) a definitive version thereof no later than September 15 of each Program Year (the “Annual Business Plan”), which establishes the general marketing, distribution, sales information, and specifications of Roundup Products for such Program Year (or shorter period, if applicable) including the Agent’s short and long-term sales goals with respect to Roundup Products for such Program Year, an example template of which is described on Schedule 2.2(a), or as the parties may agree from time to time. Upon approval by the Steering Committee, the Annual Business Plan shall serve as the Agent’s parameters for implementing the day-to-day operation of the Roundup Business; any Significant Deviations from such Annual Business Plan shall require the prior approval of the Steering Committee unless already approved by the Global Support Team and the Business Unit pursuant to Section 4.2(c).
(13)    Consumer Call Center. The Agent shall be responsible for maintaining a consumer call center relating to Roundup Products; provided, however, that if there is a medical response call (including human and animal health-related calls) and related FIFRA 6(a)(2) issues, the Agent shall immediately transfer such call to the Monsanto CRC and will immediately report such information to Monsanto.
(14)    Additional Actions. The Agent shall perform such additional actions, consistent with this Agreement, as directed by the Steering Committee, to implement any Significant Deviations from the Annual Business Plans.
(b)    Employee Performance Standards. The Annual Business Plan shall set forth the employee performance standards required in the parties’ opinion to promote the achievement of the income targets for the Roundup L&G Business in each given Program Year. The Annual Business Plan shall also specify the impact which the failure to meet such performance standards may have on the incentive schemes and bonus plans of the individual members of the Global Support

Team and those employees who are part of the Business Units in charge of the Roundup L&G Business.
Section 2.3    Appointment of Sub-Agents and Sub-Distributors. The Agent shall have the right to delegate part of its obligations under this Article 2 to sub-agents and sub-distributors; provided, however, the Agent shall remain primarily liable for all of its obligations hereunder and shall be primarily liable for any act or omission of any such sub-agent or sub-distributor. To the extent this Agreement creates any obligations on the Agent, such obligations shall apply with respect to any sub-agents or sub-distributors, as the case may be. In connection with the foregoing, any reports or other information to be given to Monsanto shall be given by the Agent and shall include any information applicable to sub-agents or sub-distributors, as the case may be.
Section 2.4    Limitations on Agent. Notwithstanding anything in this Agreement to the contrary, the Agent shall not, without the written consent of the Steering Committee, take (or initiate) any of the following actions:
(a)     Sell Roundup Products at a price or under terms not permitted under the Annual Business Plan;
(b)    Possess or use any property of Monsanto, except to the extent necessary for Agent to perform its duties and obligations hereunder (e.g., in-store displays);
(c)    Hold itself out as authorized to make on behalf of Monsanto any oral or written warranty or representation regarding Roundup Products other than what is stated on the applicable Roundup Products label or in other written material furnished to the Agent by Monsanto; or
(d)    Intentionally dilute, contaminate, adulterate, or substitute any Roundup Products.
Section 2.5    Changes to Markets.
(a)    Subject to the terms of this Section 2.5, the Included Markets, the Activated Included Markets or the Excluded Markets may be amended from time to time as more particularly set forth below.
(b)    Monsanto agrees that it will not promote, distribute or sell Roundup Products in any Excluded Market (other than the Excluded Specified Markets) without first complying with the provisions of this Section 2.5(b) and Section 2.5(c). Either Monsanto or the Agent may propose to the Steering Committee moving an Excluded Market (other than the Excluded Specified Markets) to the list of Included Markets or commencing distribution of Roundup Products in an Included Market that is not currently being serviced by the Agent and adding such Included Market to Schedule 1.1(a) as an Activated Included Market (any Included Market that is not being serviced by the Agent are “Unactivated Included Markets”) by providing a proposal (the “Included Markets Proposal”) to the Steering Committee including the proposed (i) term (i.e., duration of amendment or transition period), (ii) adjustment to the calculation for the Commission, and (iii) adjustment to the Commission Thresholds. The parties agree to negotiate in good faith with respect to the terms of any such Included Markets Proposal with the goal of benefitting the Roundup P&L.
(c)    If the Agent affirmatively rejects an Included Markets Proposal made by Monsanto by delivering a written notice to Monsanto within sixty (60) days after the delivery of the Included Markets Proposal, then such proposed Included Market shall be considered an Excluded Market; and in all Excluded Markets Monsanto shall have the exclusive right to promote, distribute and sell Roundup Products in any such country or countries and otherwise expand Monsanto’s Roundup L&G Business; provided, that if, after the Agent rejects an Included Markets Proposal, Monsanto materially changes the economic terms of such Included Markets Proposal in a manner that would have made the Included Markets Proposal more attractive to the Roundup P&L to offer it to another agent or distributor, such revised proposal shall be treated as a new Included Markets Proposal for purposes of this Section 2.5 except that the Agent shall have a thirty (30) day period in lieu of the sixty (60) day period set forth above.
(d)    The Steering Committee may either accept or reject any Included Markets Proposal made to the Steering Committee pursuant to Section 2.5(b) in its sole and reasonable discretion; provided, that the Steering Committee shall not reject any Included Markets Proposal unless it is reasonably demonstrable that the acceptance of such Included Markets Proposal would have an adverse effect on Monsanto balanced against the potential benefit to the Roundup P&L; provided, further, that, without the prior written consent of the Agent, the Steering Committee may not accept any proposal to remove an Included Market, unless Monsanto can reasonably demonstrate that the continued inclusion of such Included Market would have a significant adverse effect on Monsanto balanced against the benefits to the Roundup P&L. The parties agree that any disputes arising under this Section 2.5(d) will be resolved in the manner set forth in Section 10.4(g).
(e)    Subject to Section 2.5(d), if the Steering Committee accepts the proposal for modification, then the modifications to the Included Markets or Excluded Markets shall, without further action or amendment, be included within the definition of Included Markets or Excluded Markets, as the case may be, and subject to the terms and conditions of this Agreement unless the parties otherwise expressly agree in writing, and if such accepted proposal is to activate an Included Market, then such Included Market shall be added to Schedule 1.1(a).
(f)    Notwithstanding the foregoing, neither party shall have any obligation with respect to any Unactivated Included Market unless and until the Steering Committee approves commencement of distribution of Roundup Products in such market for purposes of this Agreement.
Section 2.6    Scotts Miracle-Gro Sale Procedures.
(a)    Private or Public Sale Process. If, at any time or from time to time, Scotts Miracle-Gro initiates a public or private sale process involving the solicitation of two or more indications of interest in connection with a contemplated Scotts Miracle-Gro Sale, Scotts Miracle-Gro agrees to provide Monsanto timely notice of such process and to offer to include Monsanto in such process on the same basis as other participants therein.

(b)    Potential Sale to Ag Competitors. If Scotts Miracle-Gro (A) receives an unsolicited proposal with respect to a potential Scotts Miracle-Gro Sale with any Ag Competitor or (B) solicits or makes a formal determination to solicit or make any proposal with respect to a potential Scotts Miracle-Gro Sale or enters into an agreement relating to the provision of information with respect to a potential Scotts Miracle-Gro Sale with any Ag Competitor, Scotts Miracle-Gro agrees to provide Monsanto with timely notice of such proposal and to provide Monsanto with, in the case of (A) above, at least five (5) Business Days after the date of receipt of such notice to respond to such proposal or, in the case of (B) above, at least ten (10) Business Days after the date of receipt of such notice to respond to such proposal, prior to entering into a definitive agreement, letter of intent, memorandum of understanding or similar document with any such entity; and provided further, that during such five (5) or ten (10) Business Day period, Scotts Miracle-Gro and Monsanto shall conduct non-exclusive negotiations with respect to any potential Scotts Miracle-Gro Sale to Monsanto.
Section 2.7    Compliance.
(a)    Anti-Corruption Compliance. Agent represents and warrants that it will take no action in relation to this Agreement that would be in violation of, or would subject Monsanto to any liability for, or penalty under, the applicable anti-corruption laws and regulations of any Included Market.
(b)    Compliance with Monsanto’s Code of Conduct. Agent represents that it has received a copy of Monsanto’s Supplier Code of Business Conduct (posted at http://www.monsanto.com/whoweare/pages/supplier-code-of-conduct.aspx), Anti-Corruption / FCPA Policy (http://www.monsanto.com/sitecollection documents/anti-corruption-policy.pdf) and the Monsanto Human Rights Policy (posted at http://www.monsanto.com /whoweare/pages/human-rights.aspx) and Agent warrants that its employees working in the Roundup L&G Business have read and will comply with the terms included in the Supplier Code of Business Conduct, Anti-Corruption/FCPA Policy and Human Rights Policy.
(c)    No Improper Payments. Agent represents that no payments of money or anything of value will be offered, promised or paid, directly or indirectly, to any Officials to influence the acts of such Officials (as defined below) to induce them to use their influence with a government or an instrumentality thereof, or to obtain an improper advantage in connection with any business venture or contract in which Monsanto is a participant.
(d)    Subcontractors and Agents. Agent agrees that it will alert any subsidiaries, sub-contractors, representatives, or agents that are retained in connection with this Agreement of their obligation to abide by any applicable anti-corruption laws.
(e)    Definition of “Official”. For purposes of this Section 2.7, an “Official” shall include all employees of a government department or agency, whether in the executive, legislative or judicial branches of government and whether at the national, state/provincial or local level (or their equivalents). The term covers part-time workers, unpaid workers, any person “acting in an official capacity,” and members of a royal family. Also included under the term “Official” are political parties, party officials, and candidates for political office. Moreover, Officials include employees of public international organizations (list posted at www.gpo.gov/fdsys) such as the United Nations (“U.N.”), Food and Agriculture Organization of the U.N. (“FAO”), the International Cotton Institute, the International Monetary Fund, the International Wheat Advisory Committee, the Organization of Economic Cooperation and Development (“OECD”), the Organization of American States, the World Intellectual Property Organization, the World Trade Organization, the International Cotton Advisory Committee (“ICAC”) and the International Food Policy Research Institute. Finally, the term “Official” covers officers and employees of public academic institutions and companies under government ownership or control, even if the companies or institutions (such as universities) are operated like privately owned entities.
(f)    Export Controls. The Agent acknowledges and agrees that the products, materials, software, technology and/or information provided under this Agreement are subject to the import, export control, and economic sanctions laws and regulations of the United States, potentially including but not limited to any requirements arising under the laws and regulations administered by U.S. Customs and Border Protection (“CBP”), the Export Administration Regulations (“EAR”) administered by the U.S. Commerce Department’s Bureau of Industry and Security (“BIS”), the International Traffic in Arms Regulations (“ITAR”) administered by the U.S. State Department’s Directorate of Defense Trade Controls (“DDTC”), and the various economic sanctions laws and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”). The Agent agrees to comply with any applicable laws and/or regulations mentioned in the immediately-preceding sentence. The Agent shall not, without proper U.S. government authorization, export, reexport, or transfer products, materials, software, technology and/or information, either directly or indirectly, to any Restricted Party. For the purposes of this Agreement, “Restricted Party” means any country or any resident or national of any country subject to a comprehensive U.S. trade embargo or other sanction (including but not limited to Cuba, Iran, North Korea, Sudan, Syria, and the Crimea Region of the Ukraine), any person or entity designated on the list of “Specifically Designated Nationals and Blocked Persons,” the “Entity List,” or the “Denied Persons List.”
(g)    In addition, products, materials, software, technology and/or information may not be exported, re-exported, or transferred to any end-user engaged in activities related to weapons of mass destruction. Such activities include but are not necessarily limited to activities related to: (1) the design, development, production, or use of nuclear materials, nuclear facilities, or nuclear weapons; (2) the design, development, production, or use of missiles or support of missiles projects; and (3) the design, development, production, or use of chemical or biological weapons. By accepting this Agreement, each Party certifies (1) they are eligible to receive the products, materials, software, technology and/or information provided by the other Party without first obtaining an export license from either BIS or OFAC, and (2) they are not a Restricted Party. The Parties shall not (1) participate in any economic boycott not sanctioned by the United States Government or (2) provide information that could be construed to support any such unsanctioned boycott. The Parties further agree that the assurances contained in this clause shall survive and remain in effect even after termination of this Agreement.

ARTICLE 3 - ACCOUNTING AND CASH FLOW FOR THE ROUNDUP L&G BUSINESS
Section 3.1    Bookkeeping and Financial Reporting.
(a)    Bookkeeping. The Agent shall, on behalf of Monsanto, be responsible for all the bookkeeping for the Roundup L&G Business, which shall include, but not be limited to, (i) setting up a separate set of accounting records reflecting all the items of income, profit, gain, loss and deduction with respect to the Roundup L&G Business, including a profit and loss statement (“Roundup P&L”) and all other records relating to the Roundup L&G Business including sales invoices and customer data (the “Roundup Records”) in accordance with the written set of accounting policies (including the currency exchange methodology used by Monsanto) as shall be provided by Monsanto; provided, that if any change in Monsanto’s accounting policies would adversely affect the Agent’s Commission (other than in a de minimis amount), the parties shall negotiate in good faith to change the thresholds and/or the Commission, as appropriate, to eliminate such adverse effect; (ii) collecting, recording and safeguarding receipts of all receivables and payables, costs or expenses either directly incurred by the Roundup L&G Business or Allocated thereto by either party pursuant to the terms of Section 3.3 hereof. At all times, the Agent shall make available via computer and/or original documentation, to the members of the Global Support Team continuous access to the Roundup Records as appropriate on a need-to-know basis, such access shall include, but not be limited to, daily sales updates and additional financial reporting with such detail as Monsanto may reasonably request from time to time.
(b)    Financial Reporting. The Agent shall provide Monsanto no later than the date that is the earlier of (i) four (4) business days after the last day of each of the Agent’s fiscal months and (ii) the first business day of each calendar month (which corresponds to the first work day of Monsanto’s closing period) a full, detailed report by country of the Roundup SKU’s being sold during the past month, including but not limited to Monsanto SKU identifier, quantity sold, quantity of samples provided free of charge, total sales value by SKU (in local currency). The Agent shall provide to Monsanto monthly financial statements, including (i) the full Roundup P&L (from Gross Sales to EBIT), balance sheet and cash flow statements, (ii) the Netback expense detail (accruals and actuals), (iii) all other Expense detail (accruals and actuals), and (iv) Cost of Goods Sold detail. Such monthly financial statements shall be provided (i) in their preliminary form (due to the closing schedule, the parties acknowledge that these results may be preliminary or final and a subsequent true-up may occur in the following month) no later than the date that is the earlier of (i) four (4) business days after the last day of each of the Agent’s fiscal months and (ii) the first business day of each calendar month (which corresponds to the first work day of Monsanto’s closing period), and (ii) in their final form no later than ten (10) business days following the end of each calendar month.
(c)    Audit. Monsanto shall have the right to periodically audit or have an independent accountant audit, on Monsanto’s behalf, all the Roundup Records. The audit shall be at the cost of Monsanto unless any material error has been committed by the Agent, in which case the Agent shall bear the cost of the audit. Upon exercise of its right of audit, and discovery of any disputed item, Monsanto shall provide written notice of dispute to the Agent. The parties shall resolve such dispute in the manner set forth in Section 3.4 hereof.
Section 3.2    Ordering, Invoicing and Cash Flow Cycle.
(a)    Ordering and Invoicing. The Agent shall perform, on behalf of Monsanto, all order taking, order processing and invoicing for the Roundup Products, it being understood that orders filled for Roundup Products shall be invoiced on the invoices used by the Agent for its other non-Roundup Products provided such invoices or their EDI version shall (i) identify the Agent as an agent for Monsanto for the sale of all Roundup Products and Monsanto as the actual transferor of title to Roundup Products; (ii) direct payment of such invoice to be made directly to the account designated by the Agent; and (iii) include all taxes (other than Income Taxes), duties, and other charges imposed by governmental authorities based on the production or sale of Roundup Products or their ownership or transportation to the place and time of sale. Notwithstanding the foregoing, where the Agent utilizes a third-party distributor, in circumstances as the Agent and Monsanto may agree, Monsanto may perform order taking, order processing and/or invoicing for the Roundup Products as the Agent and Monsanto may mutually agree.
(b)    Customer Remittances. Customers of Roundup Products shall be directed, as per the invoices, to remit directly the invoiced amounts for all Roundup Products to the Agent’s designated bank account. Notwithstanding the foregoing, with respect to customers that are invoiced by Monsanto in accordance with Section 3.2(a), such customers of Roundup Products shall be invoiced directly by Monsanto and shall remit payment directly to Monsanto the invoiced amounts for all Roundup Products to an account designated by Monsanto.
(c)    Cash Settlement. At the end of each week, the Agent shall verify the actual amount of the Customers’ remittances for the Roundup Products received and Expenses paid over the past week and shall send to Monsanto a weekly reconciliation statement (the “Reconciliation Statement”) setting forth such information in the form attached hereto as Schedule 3.2(c). Within three business days (or such other time period agreed to by the Agent and Monsanto) of the receipt by Monsanto of the Reconciliation Statement, Monsanto shall review and approve such Reconciliation Statement; provided, that (i) if Monsanto disputes the contents of the Reconciliation Statement, the Agent and Monsanto shall work in good faith to resolve any such disputes and (ii) any such dispute shall be reconciled and addressed by way of an adjustment to the cash settlement in the current month or a subsequent month, as mutually agreed to by the Agent and Monsanto. Upon the approval of the Reconciliation Statement (subject to any agreed to revisions), Monsanto or the Agent, as applicable, shall pay by wire transfer of immediately available funds the net amount due to the Agent or to Monsanto, as applicable. For the purpose of this Section 3.2(c), customer remittances shall be allocated by the Agent to Roundup Products in proportion to the amount payable by such customer to the Agent in relation Roundup Products to the total amount payable by such customer to the Agent.
(d)    Recognition. The parties acknowledge and agree that all sales by the Agent will be recognized for accounting purposes at the time when the product to be accounted for as sold has been shipped to the applicable account and its receipt confirmed. With respect to all buy/sell sales and all other direct account sales, whether by the Agent’s sub-distributors or sub-agents, such sales will be recognized for accounting purposes at the time when the product to be accounted for as sold has been shipped to the applicable sub-distributor or sub-agent and its receipt confirmed. Any payments received by the Agent as Monsanto’s agent for sales made in accordance with this Agreement will be remitted to Monsanto in accordance with the procedures set forth in this Agreement as modified by the course of performance of the parties.
(e)    Budget. The budget for the Roundup L&G Business shall include both buy/sell sales and direct account sales.
Section 3.3    Expenses and Allocation Rules.
(a)    Expenses. Each and every Expense, either as a direct expense or an allocated one, shall only be charged to the Roundup L&G Business and consequently taken into account in the Program EBIT statements set forth in Section 3.6(c) hereto if part of a category of Expenses specifically authorized by the terms of the Annual Business Plan and within the aggregate amount prescribed in the Annual Business Plan for such category of Expense (“Budget”) (“Approved Expense”). Any Expense which shall exceed its prescribed Budget shall solely be the responsibility of the party incurring it unless such expense is required to implement an approved Significant Deviation from the Annual Business Plan or is necessary to support sales orders above budgeted sales pursuant to sales programs contemplated by the Annual Business Plan. Expenses shall be classified into (i) direct expenses of the Roundup L&G Business payable to vendors, or (ii) as Allocated Expenses agreed upon during the Annual Business Plan. Payment of any direct expenses incurred by either party on behalf of the Roundup L&G business shall be made as they become due in accordance with the applicable commercial terms agreed upon with each vendor.
(b)    Expense Verification. Each party shall have the right to verify whether any particular Expense is an Approved Expense by sending a written inquiry to that effect to the Agent’s nominee. The party incurring an Expense shall endeavor to promptly provide upon request of the Agent’s nominee the appropriate documentary evidence supporting such Expense. Upon failure by the said party to provide the appropriate documentary evidence, the inquiring party shall have the right to send a written notice of dispute to the other party and the parties shall resolve such dispute in the manner set forth in Section 3.4 hereof. Upon determination by such Independent Accountant (as defined below) that the Expense was not an Approved Expense, such Expense shall be deducted from the Program Expenses and the Agent and Monsanto shall include an appropriate adjustment in accordance with the procedures set forth in Section 3.2(c). Allocated Expenses shall be paid no more than three weeks after months’ end in accordance with the procedures set forth in Section 3.2(c).
(c)    Allocation Rules. In the performance of their obligations under this Agreement, each party shall incur Allocated Expenses directly related to the Roundup L&G Business. Each allocated Approved Expense, regardless of the party incurring it, shall be reimbursed provided such expense shall be commercially reasonable, consistent with past practices and allocated in accordance with the Allocation Rules set forth for each category of cost and service per country or region, as the case may be, in Schedule 3.3(c) attached hereto (“Allocated Expense”).

Section 3.4    Resolution of Disputes Arising under Article 3. Unless otherwise agreed by the parties, each party shall have the right, within twenty (20) days of receipt of the quarterly or annual financial statements to send a written notice of dispute to the other party. Upon receipt of such notices of dispute, the parties shall undertake the following steps:
(a)    First, for a period of fifteen (15) days, the parties shall negotiate in good faith for the purposes of attempting to mutually agree upon the item in dispute;
(b)    Second, if the parties are unable to mutually agree upon the item in dispute, then to the extent that the disputed item pertains solely to an accounting matter under Article 3 of this Agreement, within seven (7) business days following the expiration of such fifteen (15) day period, the parties shall agree in writing upon the selection of a nationally recognized independent accounting firm (the “Independent Accountant”) to resolve such dispute. If the parties cannot agree upon such Independent Accountant within such time frame, then the Independent Accountant shall thereupon be selected by the American Arbitration Association (the “AAA”), with preference being given by the AAA in making such selection to any one of the “Big Four” accounting firms (except for any firm which performs accounting services for either party) willing to perform the services required hereunder. The Independent Accountant shall be instructed to act within thirty (30) days to resolve the dispute, and its decisions with respect to the dispute shall be final and binding upon the parties. The fees and expenses of the Independent Accountant with respect to the settlement of the dispute shall be borne equally by the parties. To the extent that a disputed item pertains to a matter outside the scope of the first sentence of this Section 3.4(b), such disputed item shall be governed by the terms of Section 11.12(b) hereof.
Section 3.5    Fixed Contribution to Expenses. Except as specified in Section 10.9(b), each Program Year the Agent shall make a fixed contribution to the overall Expenses of the Roundup L&G Business in an amount equal to eighteen million U.S. Dollars ($18,000,000) (“Contribution Payment”); provided, that if Program EBIT for a full Program Year is not at least $36,000,000, the Contribution Payment for such full Program Year shall be reduced by an amount (the “Contribution Payment Adjustment”) equal to (a) fifty (50%) percent of (b) $36,000,000 minus the Program EBIT for such full Program Year; provided, that if the difference described by clause (b) is a negative number, the Contribution Payment Adjustment shall be deemed to be $0. For any full Program Year for which the Contribution Payment Adjustment is greater than $0, the Agent and Monsanto will credit such Contribution Payment Adjustment to the Agent. Such Contribution Payment shall be payable by the Agent to Monsanto in twelve equal monthly installments which shall be due on the first day of each month and shall not be subject to any “set-off”.
Section 3.6    Commission.
(a)    Amount of Commission. In consideration to the Agent for performance of its duties and obligations hereunder, the Agent shall be entitled to a Commission (“Commission”). Such Commission shall represent a percentage of the Program EBIT realized by the Roundup L&G Business which percentage shall be (i) for Program Year 2019, 50% of the Program EBIT in excess of the Commission Threshold and (ii) for Program Years 2020 and thereafter, 50% of the Program EBIT. For Program Year 2019, the “Commission Threshold” shall be $40MM and for the avoidance of doubt, for Program Years 2020 and thereafter, the Commission Threshold shall be $0.

(b)    Payment of Commission. Within thirty (30) days following the end of each month, the Agent, on behalf of Monsanto shall determine whether a Commission becomes payable, i.e., whether the cumulative Program EBIT for the Program Year up to the preceding month equals an amount in excess of the Commission Threshold. If so, the Agent, on behalf of Monsanto shall by check or wire transfer, to the Agent’s designated account for the payment of the applicable Commission pursuant to the formula set forth in Section 3.6(a) subject to any adjustments pursuant to Section 3.6(c).
(c)    Final Determination. Within fifteen (15) days following the end of each Program Year, the Agent shall deliver to Monsanto a Commission Statement which shall contain the final determination of the Commission due at the expiry of the Program Year and shall set forth any eventual adjustments, to the amounts paid up to the Agent under Section 3.6(b) during the preceding Program Year. If within fifteen (15) days following the receipt of such Commission Statement by the Agent, Monsanto does not provide the Agent written notice of objection to the Commission Statement, the amount of the Commission for such Program Year shall be as provided thereon. If within such fifteen (15) days following receipt of such Commission Statement by Monsanto, Monsanto does provide the Agent written notice of objection to the Commission Statement, the parties shall resolve such dispute in the manner set forth in Section 3.4 hereof.
Section 3.7    [Intentionally omitted.]
Section 3.8    Additional Commission.
(a)    The parties acknowledge that Monsanto currently sells Glyphosate-based products under the Roundup trademark, directly or indirectly, to professional, industrial and agricultural users (“Roundup Ag Products”). Monsanto acknowledges that one of such Roundup Ag Products, the 2.5 gallon SKU containing 41% concentration of Glyphosate with the Brand name Roundup Pro (the “Roundup Pro SKU”), is currently being sold through Lawn and Garden Channels in the United States and may be purchased by consumers in the Lawn and Garden Market. Monsanto also acknowledges its obligations pursuant to Section 6.13(b) hereof.
(b)    The Agent is exclusively distributing and managing the sale of the Roundup Pro SKU in Lawn and Garden Channels in the United States. The parties acknowledge that the Agent purchases the Roundup Pro SKU from Monsanto (or a successor entity which holds the rights to manufacture, sell or commercialize the Roundup Pro SKU) for the Agent’s own account in its capacity as a distributor and not as a marketing agent, and the sales resulting from such Roundup Pro SKU shall not be included in the Program Sales Revenues hereunder. In the event that the Agent is terminated as an exclusive distributor of the Roundup Pro SKU by Monsanto (or by a successor entity which holds the rights to manufacture, sell or commercialize the Roundup Pro SKU), any subsequent sales of the Roundup Pro SKU by parties other than Agent in the Lawn and Garden Channels in the United States will be subject to the provisions of Section 3.8(c) below.
(c)    Except to the extent provided in Section 3.8(b) above, on and after the Effective Date, Monsanto shall use its reasonable efforts to ensure that Roundup Ag Products are not sold, directly or indirectly, through Lawn and Garden Channels to consumers in the Lawn and Garden Market in the Included Markets. In the event that in the normal course of business the

Agent determines based on satisfactory evidence that a material amount of additional Roundup Ag Products, above Program Year 2016 sales levels (such amount, the “Historical Threshold”), are being sold directly by Monsanto (or directly by any successor entity which holds the rights to manufacture, sell or commercialize the Roundup Pro SKU) through Lawn and Garden Channels in the Included Markets, the parties shall negotiate in good faith to include, subject to the principles set forth in Section 3.8(d), an appropriate percentage of such incremental sales that exceed the Historical Threshold to reflect such Lawn and Garden Use within the definition of Program Sales Revenues so that the Agent receives credit therefor for purposes of calculating the Agent’s Commission, or such other compensation as required to fully compensate the Agent for lost Commission as a result of such sales of Roundup Ag Products above the Historical Threshold as the Parties may agree (collectively, the “Additional Amount”).
(d)    In implementing the foregoing, the parties shall follow the following principles: (i) that Monsanto’s sales of Roundup Ag Products are not intended for Lawn and Garden Use and that Monsanto shall not sell Roundup Ag Products directly or promote the indirect sale thereof, through Lawn and Garden Channels to consumers for Lawn and Garden Use in the Included Markets and (ii) that there shall be no transfer of historical or future sales of Roundup Ag Products in the Ag Market into Program Sales Revenues. Furthermore, the parties acknowledge that Roundup Ag Products having a formulation consisting of 41% or more Glyphosate and in container sizes over 2.5 gallons in the United States or over one liter in the other Included Markets shall be presumed to have no Lawn and Garden Use and therefor that sales of such Roundup Ag Products shall not be deemed to compete with Roundup Products in a manner that would justify adjustment of the calculation of Program Sales Revenues; provided that if the Agent is able to demonstrate to the Steering Committee that a material change in the amount of such Roundup Ag Products above the Historical Threshold are being sold through Lawn and Garden Channels to consumers for Lawn and Garden Use in the Included Markets, the parties shall negotiate in good faith pursuant to Section 3.8(c) to adjust the calculation of Program Sales Revenues.
(e)    During the 2014 Program Year and for each subsequent Program Year through Program Year 2019, in consideration for the Agent’s marketing, distribution and sales of Roundup 365, for the 2014 Program Year, and for each subsequent Program Year through Program Year 2019, if 365 Gross Profits exceed USD $10MM in a Program Year, the Agent shall be paid an amount equal to 7% of the 365 Gross Profits for such Program Year (including, for the avoidance of doubt, the first USD $10MM of the 365 Gross Profits). The amount that becomes payable under this Section 3.8(e) with respect to a Program Year shall be included as a separate line item in the Commission Statements delivered by Agent to Monsanto and the payment of such amount shall be in addition to the Commission otherwise payable under Section 3.6(b) and shall be subject to all other terms and conditions of this Agreement except as otherwise expressly stated in this Section 3.8(e). For the avoidance of doubt, beginning with the commencement of Program Year 2020, the Agent shall not be entitled to receive the special Commission that was payable with respect to Program Years 2014 through 2019 for the Agent’s marketing, distribution and sales of Roundup 365 or in connection with 365 Gross Profits.

ARTICLE 4 - ROUNDUP L&G BUSINESS MANAGEMENT STRUCTURE
Section 4.1    Underlying principles for the Roundup L&G Business Management Structure.
(a)    The Roundup L&G Business management structure, as described in this Article, has been created for the purposes of fostering and promoting the following interests of the parties:
(i)    Common Interests:
(A)    achieve the maximum volume and profit levels for the Roundup Business;
(B)    continue to strengthen the Roundup brand; and
(C)    leverage the strengths of both parties while working together in a constructive and harmonious way.
(ii)    Monsanto’s Interests:
(A)    retain ability to resume full management of the Roundup Business upon termination of this Agreement;
(B)    retain control over key business decisions; and
(C)    provide global stewardship of the Roundup brand.
(iii)    The Agent’s Interests:
(A)    manage the Roundup Business within the parameters of approved Annual Business Plans.
(b)    The parties understand that such structure may be amended from time to time by mutual agreement of the parties provided any such change shall take into account the respective interests of each party as described hereunder.
Section 4.2    Steering Committee.
(a)    Appointment. Monsanto and the Agent shall each appoint by April 1 of each year two (2) executives to a steering committee (the “Steering Committee”) provided, however, any vacancy shall be filled in such a manner that the parties shall maintain their respective proportionate representation on the Steering Committee and that upon failure by either party to appoint said two (2) executives by such time, the two (2) executives previously appointed by such party shall be deemed appointed for another Program Year. Notwithstanding the foregoing, the members of the Steering Committee for the Program Year 2017 shall be the individuals whose names are set forth as Schedule 4.2(a) attached hereto. Either party may also invite a reasonable number of additional members from their respective organizations to attend meetings of the Steering Committee as they deem appropriate; provided, that, except to the extent provided under this Agreement, such additional members in attendance shall not have any voting rights.
(b)    Meetings, Quorum and Voting Requirements.
(1)    Meetings. The Steering Committee shall meet at least once a year for purposes of approving the Annual Business Plan no later than September 15 of every calendar year. Any member of the Steering Committee shall have the right to call a special meeting of the Steering Committee provided a prior written notice of at least fifteen (15) days shall be given to each member together with an agenda for such meeting.
(2)    Quorum and Voting Requirements. The quorum for any meeting of the Steering Committee shall require the participation of all four (4) members except that any member shall be deemed present when participating via phone or video conference. Any decisions by the Steering Committee may be taken by the affirmative vote of a majority of three of the members of the Steering Committee. In the event of a deadlock, when a particular vote is divided equally between the four members, the matter shall be submitted to Monsanto’s senior executive responsible for the oversight of the Roundup L&G Business (as determined by Monsanto) (the “Monsanto Senior Executive”), who shall have the exclusive discretion to resolve the matter and such decision shall bind the Steering Committee to such action or inaction. Notwithstanding any future assignment of this Agreement to a third party by reason of a Roundup Sale, the Monsanto Senior Executive shall retain its right of veto in case of deadlock of the Steering Committee.
For every meeting of the Steering Committee, minutes shall be kept and circulated for approval to all four members. Every decision of the Monsanto Senior Executive shall also be recorded in writing and distributed to the members of the Steering Committee.
(c)    Authority. The Steering Committee shall:
(i)    approve all Annual Business Plans, and any Significant Deviations (as described in Section 4.3(b)) therefrom not previously approved jointly by the Business Units and the Global Support Team;
(ii)    approve any and all strategic plans;
(iii)    review monthly reports submitted by the Business Units for the purposes of monitoring achievement and redirecting the Business Units by issuing a formal amendment to the Annual Business Plan then in effect;
(iv)    monitor and redirect, if need be, the performance of the Global Support Team;
(v)    approve any decisions relating to key personnel assigned to the Roundup Business within the Business Units, including Monsanto’s and the Agent’s employees;

(vi)    resolve any disagreement occurring between a Business Unit and the Global Support Team; and
(vii)    decide any other matter mutually agreed upon by Monsanto and the Agent.
Section 4.3    Business Units.
(a)    Role and Reporting. The Roundup L&G Business shall be managed, on behalf of the Agent, by its respective pesticide business units for each of the Included Markets (“Business Units”) provided that, for the management of the Roundup L&G Business, the head of each of the Business Units shall report directly to the Steering Committee.
(b)    Duties. The Business Units shall be responsible for:
(i)    taking any and all necessary actions to implement the approved Annual Business Plan and strategic plans, as may be amended from time to time, either by mutual agreement of the Business Unit and the Global Support Team or by the Steering Committee as described in Section 4.2(c);
(ii)    managing the day-to-day Roundup L&G Business;
(iii)    developing and submitting, in cooperation with the Global Support Team all strategic and Annual Business Plans;
(iv)    communicating, in writing or via meetings, on a regular basis, with the Global Support Team on all significant issues affecting the Roundup L&G Business; and
(v)    notifying the Global Support Team of any deviation to the Annual Business Plan, which, in their view, is reasonably likely to have a financial impact on the Program EBIT of at least $500,000 or constitutes a significant deviation from a non-financial item approved in the Annual Business Plan (“Significant Deviation”).
Section 4.4    Global Support Team.
(a)    Appointment. Monsanto shall maintain a team of up to 10 employees, or such number as the Agent and Monsanto may agree to from time to time, to support the Roundup L&G Business on a full-time basis as well as other employees who will support the Roundup L&G Business on a part-time basis (the “Global Support Team”). Monsanto may from time to time substitute any individual serving on the Global Support Team, with the written approval of the Agent, by providing a prior written notice to the Agent to such effect.
(b)    Duties. The Global Support Team shall be responsible to:
(i)    participate actively in the development of all strategic and Annual Business Plans;

(ii)    act as a liaison between any of Monsanto’s functions or departments providing a support service to the Roundup Business (such as R&D, regulatory, etc.) and monitor the quality of services rendered;
(iii)    provide stewardship for the Roundup brand image worldwide;
(iv)    prepare internal assessments of the performance of the Roundup L&G Business for Monsanto management;
(v)    participate in planned key customer interactions and program presentations, either by participation in meetings or in preparatory sessions therefor;
(vi)    review and approve any material change or deviation in consumer communication, mass media, packaging design or any other marketing tactic that directly impacts the consumer perception and interface with the brand which may occur from time to time; and
(vii)    review and approve any Significant Deviation from the Annual Business Plan; and upon failure to agree with the Business Unit, prepare a recommendation to submit to the Steering Committee for resolution, provided that the Business Unit may similarly prepare a recommendation to submit to the Steering Committee.
ARTICLE 5 - DUTIES AND OBLIGATIONS OF MONSANTO
Section 5.1    Monsanto’s Obligations and Rights. Subject to Article 3, unless and until expressly directed otherwise by the Business Units, with the prior written approval of the Steering Committee Monsanto shall continue to support the Roundup L&G Business by performing necessary services. Notwithstanding the foregoing, at all times during the term of this Agreement, Monsanto shall be solely responsible for the following functions:
(a)    Research and Development. Monsanto shall (i) in its sole discretion, continue to develop new Glyphosate-based non-selective herbicide formulations and (ii) exercise commercially reasonable efforts and cooperate in good faith with the Agent to develop other non-selective herbicide formulations, in each case, as more particularly as described in Section 6.10 hereof;
(b)    Regulatory Compliance. Monsanto shall be responsible for ensuring that all Roundup Products and the labels for such products comply with the USEPA and applicable Laws of each state and country within the applicable Activated Included Markets, including obtaining and maintaining all applicable governmental registrations, registration applications, temporary registrations, all data pertaining to such registrations as submitted to governmental agencies, experimental use permits, applications and emergency use exemptions, all with respect to the Roundup Products; and

(c)    Medical Response. Monsanto shall be responsible for maintaining a customer response center relating to Roundup Products, which will solely manage the medical response calls (including human and animal health-related calls) and related FIFRA 6(a)(2) issues (the “Monsanto CRC”). Monsanto shall be responsible for all reports related thereto, including (without limitation) reports to any regulatory or government authority pursuant to any applicable Law.
(d)    Sales Promotion. Monsanto shall, in accordance with the Annual Business Plan, promote the sales and consumer acceptance of Roundup Products by:
(i)    providing suitable training to the Agent’s representatives or employees in the areas of product knowledge and product stewardship; and
(ii)    providing the Agent and Customers with technical and product information, manuals, promotional bulletins, presentation kits and other sales aid materials.
Section 5.2    Warranties. For Roundup Products with which Monsanto offers a “written warranty,” whether within the meaning of the Magnuson-Moss Warranty--Federal Trade Commission Improvement Act, 15 United States Code Annotated, Section 2301, or otherwise, Monsanto shall honor those warranties in accordance with such terms.
ARTICLE 6 - REPORTS AND ADDITIONAL OBLIGATIONS OF THE PARTIES
Section 6.1    Cooperation. The Agent and Monsanto shall cooperate with each other so as to facilitate the objectives set forth in this Agreement and shall act in good faith and in a commercially reasonable manner in performing their respective duties hereunder.
Section 6.2    Use of EDI. Monsanto, the Agent, the Steering Committee, and the Global Support Team will exchange a broad range of operating data on a periodic basis. The method of exchange will be approved by the Steering Committee and will include file transfer, e-mail and EDI protocol.
Section 6.3    The Agent’s Systems and Reporting Obligation. The Agent shall establish and maintain all such systems and procedures (financial, logistical, or otherwise) as reasonably requested by Monsanto or the Steering Committee in connection with the Agent’s performance under this Agreement. For all reports, the data will include current period and current YTD, forecasts and budgets; and comparisons with same period and YTD and forecasts and budgets for the year previous. Specifically, the Agent shall provide the following reports:
(a)    Weekly Reports. On the second business day of each week, the Agent shall provide to the Global Support Team update reports for the prior week, showing: (i) dollar and case shipments by the top 25 Customers and by SKU (stock keeping unit), (ii) inventory levels by SKU for North America, (iii) collection activities by the top 25 Customers, (iv) agency fill rate for the top 10 Customers (Roundup Products ordered by Customers and shipped by the Agent by line item, unit and dollar amount), and (v) POS sell-through by SKU by the top 7 Customers that provide such information.

(b)    Monthly Reports. On the sixth business day of each Month, the Agent shall provide to the Steering Committee and Monsanto (i) the type of data contained in the weekly reports (as set forth in Section 6.3(a)) for the prior calendar month and the current year-to-date, (ii) full P&L, balance sheets and cash flow statements, (iii) Netback expense detail (accruals and actuals), (iv) Expense detail (accruals and actuals), (v) Cost of Goods Sold detail, in each case comparing such information against budget, and against the previous year.
(c)    Quarterly Reports. The Agent shall provide to the Steering Committee and Monsanto, on a Quarterly basis and on a form provided by the Steering Committee (i) a summary of purchases of Roundup Products, in total cases or units, made by each Customer which is designated by the Steering Committee, (ii) inventory level by SKU by Customer and (iii) updated full year forecast.
(d)    Annual Reports. The Agent shall provide to the Steering Committee and Monsanto, on an Annual basis and on a form provided by the Steering Committee (i) bridge and tracking capability from Program Year to calendar year, (ii) a budget and (iii) a long range plan.
(e)    Other Reports. In addition, the Agent shall provide Monsanto or the Steering Committee with such other reports as may be reasonably requested within a period not to exceed thirty (30) days from such request.
Section 6.4    Employee Incentives. Recognizing that, as Monsanto’s exclusive agent for sale and distribution of Roundup Products, the Agent is to promote the sale of Roundup Products in the manner described in Section 2.2(a)(7), the Agent shall cause its appropriate officers and other management to devote an appropriate portion of their personal efforts to the sale and distribution of Roundup Products covered by this Agreement. Further, the Agent shall ensure that the appropriate personnel are compensated in a manner reasonably intended to encourage them to promote the sale of Roundup Products in a commercially reasonable manner generally consistent with other products or product lines, of similar volume or having similar margins (as compared to the overall Roundup P&L margins), of the Agent.
Section 6.5    Insurance. The Agent, shall, during the term of this Agreement, maintain full insurance against the risk of loss or damages to the Roundup Products for any Agents’ warehouse where Roundup Products are under the custody of the Agent and, upon request, shall furnish Monsanto with satisfactory evidence of the maintenance of said insurance. Further, each party shall make all contributions and pay all payroll taxes required under federal social security laws and state unemployment compensation laws or other payments under any laws of a similar character as to its own personnel involved in the Roundup L&G Business (including any purported “independent contractors” subsequently classified by any authority under any Law, as an employee) in connection with the performance of this Agreement.
Section 6.6    Liens. Subject to the provisions of any existing intercreditor agreement to which Monsanto is currently a party (as the same may be amended, modified or terminated) and except as may otherwise be agreed to by Monsanto, which agreement shall not be unreasonably withheld in the case of similar arrangements with existing or future institutional lenders, the Agent agrees not to allow any liens or encumbrances of any nature to attach to Roundup Products. At

Monsanto’s request, the Agent, sub-agent, or sub-distributor shall execute such financing statements, security agreements and other documents as Monsanto may reasonably request to create, perfect, and continue in effect its security interests hereunder.
Section 6.7    Promoting Safe Use-Practices. Roundup Products may be or become hazardous unless used in strict accordance with Monsanto’s product labels. The Agent shall use commercially reasonable methods to inform and familiarize its employees, agents, Customers, contractors (including warehousemen and transporters) and others who may handle or use Roundup Products of the potential hazards pertaining thereto (including accidental breakage or fire), and shall stress the safe use and application of Roundup Products in strict accordance with Monsanto’s product labels. In addition, the Agent shall provide HM126F training to its personnel as required by the United States Department of Transportation (and such other training as may be required by other countries within the Included Markets). The Agent shall have the responsibility to dispose of waste materials in accordance with all applicable Laws.
Section 6.8    Monsanto Inspection Rights. From time to time, as Monsanto or the Steering Committee may request, the Agent shall permit, upon reasonable request and during normal business hours, representatives of Monsanto or the Steering Committee to inspect, with regard to Roundup Products, the Agent’s inventories, warehousing, and shipping procedures.
Section 6.9    Recalls. The Agent shall cooperate with Monsanto, and promptly take such actions as requested by Monsanto, with respect to any defective product including any “stop-sales” or recalls for Roundup Products.
Section 6.10    New Roundup Products.
(a)    During the term of this Agreement, Monsanto covenants and agrees to first offer to the Agent (the “Product Offer”), with respect to the Included Markets, the exclusive agency and distribution rights to any newly created non-selective herbicide product, which is not marketed for Lawn and Garden Use as of the Third Amendment Date, and which Monsanto in its exclusive, reasonable discretion, determines to be suitable for sale as a new product for Lawn and Garden Use (the “New Product”); provided, however, that for the Lawn and Garden Market, that any new product containing Glyphosate or another non-selective herbicide shall be considered to be a New Product. The Product Offer shall be in writing, shall be in sufficient detail describing such New Product, and shall be made within sixty (60) days of the date of commercialization of such New Product for uses other than Lawn and Garden Use. In no event shall Monsanto, directly or indirectly, commercialize any New Product for Lawn and Garden Use in the Included Markets without first offering such New Product to the Agent pursuant to the terms of this Section 6.10. If the Agent agrees in writing within ninety (90) days of receipt of the Product Offer to accept the New Product, then such New Product shall be, without further action or amendment, included within the definition of Roundup Products and be subject to the terms and conditions of this Agreement. In such event, the parties shall adjust the Commission Thresholds to reflect this additional source of revenue unless the New Product is a Glyphosate-based product or an improvement of any existing Roundup Products in which case the Commission Thresholds shall remain the same. If the Agent fails to agree in writing to accept the Product Offer within such ninety (90) days of receipt, then Monsanto shall have the exclusive right to manufacture, package, promote, distribute, and sell such New Product in the Included Markets, regardless of any actual or potential conflict with the terms of Agreement.
(b)    During the term of this Agreement, the Agent may, from time to time, propose that Monsanto utilize a different formulation of non-selective herbicide product for Lawn and Garden Use in the Included Markets that may or may not contain Glyphosate (an “Agent Proposed Product”) and offer the Agent the exclusive agency and distribution rights to such Agent Proposed Product under this Agreement. Any Agent Proposed Product proposal shall contain supporting detail describing the Agent Proposed Product. The Agent shall supply Monsanto with any information Monsanto reasonably requests as part of its evaluation. Monsanto shall not unreasonably delay its evaluation of an Agent Proposed Product following receipt of any such information. Monsanto shall give good faith consideration to all Agent Proposed Products, and provided that Monsanto shall have the sole discretion in branding any Agent Proposed Product, Monsanto shall not unreasonably refuse to submit to the Agent a Product Offer for an Agent Proposed Product under Section 6.10(a) that is, in Monsanto’s reasonable discretion, commercially attractive, taking into account all relevant legal, financial, regulatory and other material aspects, including, without limitation, any possible effect of such Agent Proposed Product on Monsanto’s overall business and business prospects.
(c)    The Agent hereby grants Monsanto an exclusive (even with respect to the Agent and its Affiliates), non-transferrable, royalty-free license and right to use the trademarks EcoSense and Path Clear (Trademark Application No. 1430287) in Canada (such trademarks, the “Canada Marks”), only in connection with Natural Products (as defined below) in the natural non-selective weedkiller category for Lawn & Garden Use during the term of this Agreement. Monsanto agrees to use the Canada Marks in a manner consistent with the form and style of such trademarks as used by the Agent, or as otherwise agreed in writing with the Agent. For the avoidance of doubt, the Agent currently uses and/or may in the future use the Canada Marks on products in categories other than non-selective weedkillers for Lawn & Garden Use, and the license granted to Monsanto herein shall not affect or restrict the Agent’s rights in such other categories. Such license shall terminate automatically upon any expiration or termination of the term of this Agreement applicable to Canada. Notwithstanding the foregoing, nothing herein shall be interpreted as granting Monsanto a license to the Canada Marks outside of Canada or outside the category specified in this Section 6.10(c). The Agent represents and warrants that it is a licensee with the right to sublicense the Canada Marks, and that Monsanto’s use of the Canada Marks, as described herein, shall not infringe upon the rights of any third party. The Agent agrees to hold harmless, indemnify, and defend Monsanto from any and all claims, demands, damages, losses, liabilities, costs and expenses (including reasonable attorneys’ fees) arising from a breach of this warranty by the Agent. The Agent agrees to carry out at its expense, all procedures necessary to register and maintain the Canada Marks in full force and effect and Monsanto agrees to cooperate with the Agent in providing any product sample or other required information to assist in the maintenance and renewal of the Canada Marks. Monsanto acknowledges OMS Investments, Inc.’s exclusive ownership of all right, title and interest in and to the Canada Marks and agrees that Monsanto’s use of the Canada Marks shall inure to the benefit of OMS Investments, Inc. Monsanto further agrees that it will in no way dispute, impugn or attack the validity of said Canada Marks or OMS Investments, Inc.’s or the Agent’s rights thereto.

(d)    The Agent hereby grants to Monsanto exclusive access to the registrations for an acetic acid/citric acid nonselective weedkiller formulation in Canada. The parties will agree on the mutually acceptable details and mechanics of access and appropriate registration/labeling rights, the cost of which will be included in the Roundup P&L. Access to the then-current registrations shall continue in perpetuity, on a nonexclusive basis, following any future termination or expiration of this Agreement, enabling Monsanto or its successors to market and sell such formulations following such termination under trademarks that are different from the trademarks licensed to Monsanto pursuant to Section 6.10(c).
(e)    Together, the respective trademark licenses and registration access provided pursuant to this Section 6.10 result in the following product: an acetic acid/citric acid nonselective weedkiller formulation under the EcoSense brand in Canada and an acetic acid nonselective weed killer formulation under the Path Clear brand in Canada (collectively, the “Natural Products”). Any Natural Product marketed and/or sold under a different brand name in Canada shall be deemed to be a Natural Product and subject to the terms of this Agreement. The Natural Products will be included in the Roundup P&L and shall be subject to the same terms, rights and obligations set forth in this Agreement as are the Roundup Products, except as modified by this Section 6.10. In the event that the Agent develops, or obtains access to, any improvements to the existing Natural Products formulations in Canada during the respective term of this Agreement, the Agent will grant Monsanto access to such improvements and the improved products will be included in the Roundup P&L on the same terms as agreed for the current formulations of the Natural Products. In the event that the Agent develops, or obtains access to, any new natural nonselective weedkiller products (including, without limitation, any herbicidally active substances which are plant extracts, including those derived from oleic acid or which are derived from plant extracts by processing including active substances) in Canada during the respective term of this Agreement, the Agent will grant Monsanto a right of first refusal to include such new products in the Roundup P&L on the same terms as agreed for the current Natural Products, and if accepted, such new products will become Natural Products. In the event that the Agent offers in writing a product to Monsanto pursuant to the terms of this Section 6.10(e) and Monsanto does not accept such product in writing within ninety (90) days of the Agent’s offer, the Agent may market such product at its own discretion utilizing an alternative trademark from those licensed to Monsanto pursuant to Section 6.10(c) (which alternative trademark is not identical or materially similar to the Canada Trademarks).
(f)    The marketing, sale and distribution of each of the Natural Products in Canada shall be governed in all respects by the terms and conditions of this Agreement, including without limitation, the calculation of the Commission pursuant to Section 3.6 hereof. Following the inclusion of the Natural Products in the Roundup L&G Business in Canada, and fully consistent with the performance standards and requirements of Section 2.2(b) of this Agreement, the performance of the Roundup L&G Business will be evaluated based on the total results of the business, including from current Roundup Products, the added Natural Products, and any future products added to the Roundup L&G Business. Subject to the provisions of the applicable Annual Business Plan, the Agent shall continue to promote Roundup Products in the manner described in Section 2.2(a)(7). The parties will ensure that marketing, promotional and selling plans promote the sale of the Natural Products in a manner that is consistent with this Agreement and complementary to Roundup Products, and does not directly or indirectly disparage or advertise against Roundup Products, as set forth in this Agreement. Furthermore, in addition to marketing and selling the Natural Products in such a manner to existing Customers, the Agent will use its best efforts to target retailers and customers who do not currently purchase Roundup Products. Without limiting the foregoing, the Agent hereby agrees that matters relating to the Naturals Products shall be included in the Annual Business Plan.
(g)    Notwithstanding anything in this Agreement to the contrary, the letter agreement dated February 26, 2010 between the Agent and Monsanto shall survive in full force and effect in its entirety.
(h)    No provision of this Section 6.10 should be understood, explicitly or implicitly, as an amendment of the noncompetition provisions of this Agreement, or a relinquishment by either party of their rights or waiver of their obligations except as expressly set forth in this Section 6.10.
Section 6.11    Additional Roundup Products.
(a)    Each product listed in Schedule 6.11(a) (an “Additional Roundup Product”) shall be included in the definition of “Roundup Products” for the purposes of this Agreement; provided, that, such Additional Roundup Products shall only be considered “Roundup Products” with respect to those countries set forth in the column titled “Included Markets” opposite such Additional Roundup Product in Schedule 6.11(a).
(b)    For purposes hereof, “Additional Roundup Products Formulation Data” shall mean the formula for the Additional Roundup Products, the raw material specifications, analytical methods, and other information as provided in the Quality Assurance Manual (as defined in the Formulation Agreement), the instructions and know how associated with formulating the Additional Roundup Products and any and all data related to the Additional Roundup Products required to make, sell, offer for sale, register with federal, state, or territorial government authorities (as may be required by law), and support and defend marketing claims for, the Additional Roundup Products in the United States and its territories. Such data may include, but is not limited to, validations of field efficacy, stability testing data, and toxicology studies. The Agent shall make all Additional Roundup Products Formulation Data available to Monsanto. For the avoidance of doubt, Additional Roundup Products Formulation Data shall not include any data which originated with Monsanto.
(c)    The Agent hereby grants to Monsanto, during the term of this Agreement, a non-exclusive, royalty-free, non-transferable and non-assignable license (without the right to sublicense, except as specifically set forth in Section 6.11(h)) to use the Additional Roundup Products Formulation Data for the purpose of and to the limited extent necessary to register each of the Additional Roundup Products with federal, state, or territorial government authorities (as may be required by law) in the United States and its territories. To the Agent’s knowledge, the Additional Roundup Products Formulation Data does not infringe or otherwise conflict with any trademarks, registrations, or other intellectual property or proprietary rights of any third party and none of the Additional Roundup Products Formulation Data is being infringed upon by a third party.

(d)    Upon the termination of this Agreement, the license granted in Section 6.11(c) above shall convert to a perpetual, non-exclusive, royalty-free, non-transferable and non-assignable license (without the right to sublicense, except as specifically set forth in Section 6.11(h) below) to use the Additional Roundup Products Formulation Data to make, sell and offer for sale, in the Included Markets for each such Additional Roundup Product, products comparable to such Additional Roundup Products, and to the limited extent necessary, to register such products with federal, state or territorial government authorities (as may be required by law) in the United States and its territories.
(e)    Notwithstanding anything in this Agreement to the contrary, the Agent at all times shall own and retain all rights, title and interest in and to the Additional Roundup Products Formulation Data.
(f)    The Agent hereby represents and warrants that it is a licensee, with the right to sublicense, the trademarks used in connection with the Additional Roundup Products as set forth on Schedule 6.11(f) in the column titled “Additional Roundup Products Trademarks” set forth opposite each Additional Roundup Product in Schedule 6.11(f) (the “Additional Roundup Products Trademarks”) and that it has the right to sublicense each of the Additional Roundup Products Trademarks for the term of the Additional Roundup Trademarks Licenses and for the purposes set forth therein without reservation. To the Agent’s knowledge, Monsanto’s use of the Additional Roundup Products Trademarks in accordance with the terms and conditions of the Additional Roundup Trademarks Licenses shall not, and the Additional Roundup Products Trademarks do not, infringe any trademarks, registrations, or other intellectual property or proprietary rights of any third party and none of the Additional Roundup Products Trademarks are currently being infringed upon by a third party. The Agent agrees to hold harmless, indemnify, and defend Monsanto from any and all claims, demands, damages, losses, liabilities, costs and expenses (including reasonable attorneys’ fees) arising from (i) a breach of this warranty by the Agent and (ii) a claim of infringement of the Additional Roundup Products Trademarks as used by Monsanto pursuant to the Additional Roundup Trademarks Licenses, provided that such use is in accordance with the terms and conditions of the Additional Roundup Trademarks Licenses.
(g)    Agent hereby grants to Monsanto, during the term of this Agreement, a non-exclusive, royalty-free, non-transferable and non-assignable license (without the right to sublicense, except as specifically set forth in Section 6.11(h)) to use the Additional Roundup Products Trademarks for the purpose of and to the limited extent necessary to register the Additional Roundup Products with federal, state, or territorial government authorities (as may be required by law) in the United States and its territories (the “Additional Roundup Products Trademarks License”). Upon the expiration or termination of this Agreement, Monsanto shall have no right to use the Additional Roundup Products Trademarks. Upon such expiration or termination, the Agent will purchase any remaining inventory of the Additional Roundup Products, including any components thereof, at cost.
(h)    Notwithstanding the foregoing, Monsanto, or a subsequent successor, may assign the license for the Additional Roundup Products Formulation Data upon a Change of Control with respect to Monsanto or a Roundup Sale. In addition, notwithstanding the foregoing, Monsanto, or a subsequent successor, may assign the licenses for the Additional Roundup Products Trademarks upon a Change of Control with respect to Monsanto or a Roundup Sale, provided that Monsanto has provided the Agent with prior written notice of, and has obtained the Agent’s prior written consent to, such assignment, which consent shall not be unreasonably withheld.
(i)    The Agent agrees to carry out at its expense, or to ensure the completion of at its expense, all procedures necessary to register and maintain the Additional Roundup Products Trademarks in full force and effect, and Monsanto agrees to cooperate with the Agent in providing any required information to assist in the maintenance and renewal of the Additional Roundup Products Trademarks.
(j)    Monsanto will use the Additional Roundup Products Trademarks in a manner consistent with the form and style of other products sold by the Agent under the Additional Roundup Products Trademarks, or as otherwise agreed to in writing between the parties.
(k)    Monsanto acknowledges each of the Additional Roundup Products Trademarks owners’ exclusive ownership of all right, title and interest in and to the Additional Roundup Products Trademarks and agrees that Monsanto’s use of the Additional Roundup Products Trademarks shall inure to the benefit of each such owner. Monsanto further agrees that it will in no way dispute, impugn or attack the validity of the Additional Roundup Products Trademarks or the respective owner’s rights thereto.
(l)    Monsanto further acknowledges that the designs, graphics, packaging designs and other intellectual property, including trade dress and copyright, in the labels and packaging for the Additional Roundup Products or in association with the Additional Roundup Products Trademarks (the “Additional Roundup Products Trade Dress”) are the exclusive property of the respective trade dress owners and that Monsanto has no right, title or interest in or to the Additional Roundup Products Trade Dress.
(m)    To the extent feasible, the Agent shall notify Monsanto in advance of any meetings with regulatory authorities relating to regulatory, scientific or safety issues concerning the Additional Roundup Products and shall provide Monsanto with the opportunity to participate in such meetings. To the extent such advance notice is not feasible, the Agent shall provide Monsanto with notice of any such meeting within a reasonable period following the conclusion of the meeting.
(n)    To the extent feasible, Monsanto shall notify the Agent in advance of any meetings with regulatory authorities relating to regulatory, scientific or safety issues concerning the Additional Roundup Products and shall provide the Agent with the opportunity to participate in such meetings. To the extent such advance notice is not feasible, Monsanto shall provide the Agent with notice of any such meeting within a reasonable period following the conclusion of the meeting. The parties agree that the provisions of this Section 6.11(n) will not apply to routine day-to-day regulatory activities.
(o)    The Agent shall not modify the formula of the Additional Roundup Products in any manner without Monsanto’s written consent, which will not be unreasonably withheld.

Section 6.12    Confidentiality. Except as necessary for its performance under this Agreement, except as may be required by the federal securities laws or other applicable laws and except to the extent required under certain existing agreements to which Monsanto is a party (i.e., AHP Merger Agreement), neither party shall at any time or in any manner, either directly or indirectly, and neither party shall permit its employees to use, divulge, disclose or communicate to any person or entity any “confidential information” of the other party. For purposes of this Section 6.12, “confidential information” includes any information of any kind, nature, or description that is proprietary, treated as confidential by, owned by, used by, or concerning any matters affecting or relating to the business of a party or the subject matter of this Agreement, including but not limited to, the names, business patterns and practices of any of its customers, its marketing methods and related data, the names of any of its vendors and suppliers, the prices it obtains or has obtained or at which it sells or has sold products or services, lists, other written records, and information relating to its manner of operation. Notwithstanding the foregoing, “confidential information” shall not include any information which (i) is or becomes public knowledge through no fault or wrongful act of the party disclosing such information or its employees, (ii) was known by such party prior to any agency or distributor relationship with the other party or any predecessor, (iii) is received by such party pursuant to the Formulation Agreement and which is not otherwise confidential information, or (iv) is received from a third party who is not obligated to keep such information confidential. All “confidential information” in any form (electronic or otherwise) shall be and remain the sole property of the party possessing such information and shall be returned to such party upon the termination of this Agreement upon such party’s reasonable request.
Section 6.13    Noncompetition.
(a)    Noncompetition Period. The “Noncompetition Period” shall be the term of this Agreement, and for the two-year period following the termination, cancellation or non-renewal of this Agreement; provided, however, that in the event (i) Monsanto terminates this Agreement pursuant to Section 10.4(a)(2) (Roundup Sale or Change of Control) or Section 10.4(a)(3) (Brand Decommissioning Event), or (ii) the Agent terminates this Agreement pursuant to Section 10.5(a) (Material Breach, Material Fraud and Material Willful Misconduct), Section 10.5(c) (Termination for Convenience), or Section 10.5(d) (Insolvency), in each such case, the Noncompetition Period shall be deemed to terminate simultaneously upon the effective date of the termination of this Agreement; provided, further, that in the event that either Monsanto terminates this Agreement pursuant to Section 10.4(a)(4) (Program EBIT Decline Event) or the Agent terminates this Agreement pursuant to Section 10.5(f) (Program EBIT Decline Event), the Noncompetition Period applicable to the Agent and Monsanto shall be deemed to terminate simultaneously upon delivery of written notice of the Program EBIT Decline Event to the other party. Notwithstanding the foregoing, in the event Monsanto provides notice to the Agent to terminate this Agreement pursuant to Section 10.4(a)(3) (Brand Decommissioning Event), the obligations of the Agent under this Section 6.13 shall not apply following the delivery of such notice to the Agent; provided, however, that the Agent continues to support the Roundup L&G Business in a manner consistent, in all material respects, with the standards set forth in this Agreement and the Wind-Down Plan; provided, further, that (i) Monsanto shall provide notice to the Agent in accordance with Section 11.9 hereof describing with particularity any alleged failure of the Agent to support the Roundup L&G Business; and (ii)

the Agent shall be provided an opportunity to cure such failure for a period of thirty (30) days after written notice thereof has been provided to the Agent.
(b)    Monsanto Covenant. Except as provided for in Section 3.8, Monsanto covenants and agrees that for the Noncompetition Period, Monsanto will not, nor will it permit any Affiliate to, directly or indirectly, own, manage, operate or control, or participate in the ownership, management, operation or control of, or be connected with or have any interest in, as a shareholder, partner, creditor or otherwise, any “Competitive Business.” A Competitive Business shall be any business which, anywhere within the Included Markets, (x) manufactures, sells, markets or distributes any non-selective weed control product, whether residual or non-residual, for Lawn and Garden Use or (y) competes with the Roundup L&G Business; provided, however, this Section 6.13(b) shall not apply to those actions of Monsanto or any Affiliate (i) to the extent such actions are expressly contemplated by this Agreement, for the duration of this Agreement, (ii) to the extent that immediately upon termination of this Agreement for whatever reason Monsanto or any Affiliates or successor to the Roundup L&G Business shall continue to operate the Roundup L&G Business without infringing this covenant, (iii) to the extent that such actions involve formulation development, regulatory registrations, packaging and delivery systems development, advertising and promotional material development or other product development activities, or (iv) to the extent that Monsanto’s interest in a Competitive Business, as a shareholder, partner, creditor or otherwise, is equal to or less than 5%. Notwithstanding anything in this Agreement to the contrary, Monsanto shall be permitted to begin negotiating and entering into agreements to prepare for the marketing, production, sales and distribution of competing products that would be manufactured and sold only after the expiration of the Noncompetition Period, if applicable. Notwithstanding the foregoing, Monsanto shall continue to support the Roundup L&G Business in a manner consistent with the standards set forth in this Agreement.
(1)    In the event any Exclusive Mexican Business makes a material change in its business model to target sales to consumers outside of the Lawn and Garden Market, Monsanto will notify the Agent in writing that it wishes to begin selling Mexican Roundup Ag Products to such identified business. The Agent will have thirty (30) days to provide any written objection to Monsanto’s request. If the Agent does not object to the request, such identified Exclusive Mexican Business will no longer remain exclusive to the Agent. If the Agent objects to Monsanto’s request, Monsanto shall have the ability to raise its request to the Steering Committee for final determination. Monsanto shall continue to maintain the right to sell Mexican Roundup Ag Products, labeled for the Ag Market, regardless of size, to any business that markets and makes sales to the Ag Market in Mexico, regardless of whether that business also markets and makes sales to consumers for use in, on or around residential homes, residential lawns and residential gardens, and such sales shall not constitute a violation of Section 6.13(b) of this Agreement. Monsanto’s Mexican Roundup Ag Products shall not be included in the Program Sales Revenue, regardless of SKU size.
(c)    Agent’s Covenant. The Agent covenants and agrees that during the Noncompetition Period, the Agent will not, nor will it permit any Affiliate to, directly or indirectly, own, manage, operate or control, or participate in the ownership, management, operation or control of, or be connected with or have any interest in, as a shareholder, partner, creditor or otherwise, any Competitive Business; provided, however, this Section 6.13(c) shall not apply to those actions of the Agent or any Affiliate (i) to the extent such actions are expressly contemplated by this Agreement, for such term of this Agreement; (ii) to the extent such actions relate to the products listed on Exhibit D hereto in the countries listed therein, the products that the Agent either owns, has contracted to purchase or entered into a letter of intent with respect to as of the Effective Date and such additional products as the parties may from time to time agree (the “Permitted Products”); (iii) to the extent that the Agent’s interest in a Competitive Business, as a shareholder, partner, creditor or otherwise, is equal to or less than 5%; (iv) to the extent that such actions involve formulation development, regulatory registrations, packaging and delivery systems development, advertising and promotional material development or other product development activities; or (v) to any separate agreement with Monsanto with respect to transgenic technology sharing. Notwithstanding the foregoing provisions of this Section 6.13(c), the Agent shall have the right to market and make sales of Roundup Products labeled for Lawn and Garden Use to any business that markets and makes sales to Lawn and Garden Channels in Mexico regardless of whether that business also makes sales to the Ag Market in Mexico, and such sales shall not constitute a violation of this Section 6.13(c). Notwithstanding anything in this Agreement to the contrary, the Agent shall be permitted to begin negotiating and entering into agreements to prepare for the marketing, production, sales and distribution of competing products that would be manufactured and sold only after the expiration of the Noncompetition Period, if applicable. Notwithstanding the foregoing, the Agent shall continue to support the Roundup L&G Business in a manner consistent with the standards set forth in this Agreement. For the avoidance of doubt, the parties acknowledge and agree that (A) the Agent’s noncompetition covenants in this Section 6.13(c) do not apply to products that compete, directly or indirectly, with the BEA Products (or any evolution of such products) so long as such products do not otherwise directly compete with non-selective herbicide Roundup Products; (B) the Agent may freely offer or introduce (or continue to offer or introduce) products that compete with the BEA Products (or any evolution of such products) at any time and regardless of the termination or expiration of any agreements between the parties with respect to the BEA Products so long as such products do not otherwise directly compete with non-selective herbicide Roundup Products; and (C) the Agent’s operation of a business that competes with the BEA Products, including during any period of time when Agent is providing the BEA Agent Services or the BEA Products are included as “Roundup Products” for purposes of Program EBIT and the Roundup P&L, will not be deemed to constitute a breach of this Agreement so long as such products do not otherwise directly compete with non-selective herbicide Roundup Products.
(d)    Non-Solicitation by Monsanto. Monsanto agrees that for the duration of the Noncompetition Period and for the two years thereafter, without the prior written consent of the Agent, it will not, nor will it permit any of its Affiliates to (i) solicit for employment any person then employed by the Agent or any of its Affiliates or (ii) knowingly employ any employee of the Agent or any of its Affiliates who voluntarily terminates such employment with the Agent (or such Affiliate) after the Effective Date, until three months have passed following termination of such employment.
(e)    Non-Solicitation by the Agent. The Agent agrees that for the duration of the Noncompetition Period, without the prior written consent of Monsanto, it will not, nor will it permit any of its Affiliates to (i) solicit for employment any person then employed who works primarily with Roundup Products or with other products with Lawn & Garden Uses (“Lawn & Garden

Employee”) by Monsanto or any of its Affiliates or (ii) knowingly employ any Lawn & Garden Employee of Monsanto or any of its Affiliates who voluntarily terminates such employment with Monsanto (or such Affiliate) after the Effective Date, until three months have passed following termination of such employment.
(f)    Consideration. The consideration for the agreements contained in this Section 6.13 are the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged.
(g)    Modification. In the event a court (or other authority) refuses to enforce the covenants and agreements contained in this Section 6.13, either because of the scope of the geographical area specified in this Section 6.13, the duration of the restrictions, or otherwise, the parties hereto expressly confirm their intention that the geographical areas covered hereby, the time period of the restrictions, or such other provision, be deemed automatically reduced to the minimum extent necessary to permit enforcement.
(h)    Injunctive Relief. The parties acknowledge and agree that the extent of damages to one party (the “non-breaching party”) in the event of an actual or threatened breach of this Section 6.13 by the other party (the “breaching party”) may be impossible to ascertain and there may be available to the non-breaching party no adequate remedy at law to compensate the non-breaching party in the event of such an actual or threatened breach by the breaching party. Consequently, the parties agree that, in the event that either party breaches or threatens to breach any such covenant or agreement, the non-breaching party shall be entitled, in addition to any other remedy or relief to which it may be entitled, including without limitation, money damages, to seek to enforce any or all of such agreements or covenants against the breaching party by injunctive or other equitable relief ordered by any court of competent jurisdiction, subject to Section 11.12(b) hereof.
Section 6.14    Industrial Property.
(a)    Monsanto represents and warrants that Monsanto or Affiliates are the exclusive owners of the trademarks, trade names, packages, copyrights and designs used in the sale of Roundup Products (the “Industrial Property”). To Monsanto’s knowledge, the conduct of the Roundup L&G Business as now being conducted and the use of the Industrial Property in the conduct of the Roundup L&G Business, do not infringe or otherwise conflict with any trademarks, registrations, or other intellectual property or proprietary rights of others, nor has any claim been made that the conduct of the Roundup L&G Business as now being conducted infringes or otherwise is covered by the intellectual property of a third party, except for any conflict or infringement which would not have a material adverse effect. To the knowledge of Monsanto, none of the Industrial Property is currently being infringed upon by a third party.
(b)    The Agent acknowledges the validity of the trademarks which designate and identify Roundup Products. The Agent further acknowledges that Monsanto is the exclusive owner of the Industrial Property.

(c)    The Agent agrees that, to the extent it uses Industrial Property, such Industrial Property shall be used in its standard form and style as it appears upon Roundup Products or as instructed in writing by Monsanto. No other letter(s), word(s), design(s), symbol(s) or other matter of any kind shall be superimposed upon, associated with or shown in such proximity to the Industrial Property so as to tend to alter or dilute such Industrial Property, and the Agent further agrees not to combine or associate any of such Industrial Property with any other industrial property. The generic or common name of the type of product (e.g., “non-selective herbicide”) must always follow Roundup Products’ trademarks.
(d)    In all advertisements, sales and promotional or other printed matter in which any Industrial Property appears, the Agent shall identify itself by full name and address and state its relationship to Monsanto. In all such material, the Roundup trademark shall be identified as a trademark owned by Monsanto Company. In the case of a registered trademark, a ® shall be placed adjacent to the trademark with the ® referring to a footnote reading “® Registered trademark of Monsanto Company.” In the case of unregistered trademarks, a “TM” shall be placed adjacent to the trademark with the “TM” referring to a footnote reading “TM Trademark of Monsanto Company.”
(e)    On its letterheads, business cards, invoices, statements, etc., the Agent may identify itself as a distributor for the Industrial Property.
(f)    The Agent agrees that it will never use any Industrial Property or any simulation of such Industrial Property as part of the Agent’s corporate or other trading name or designation of any kind.
(g)    Upon expiration or in the event of any termination of this Agreement, the Agent shall promptly discontinue every use of the Industrial Property and any language stating or suggesting the Agent is a distributor for Roundup Products. All advertising and promotional materials which use Industrial Property shall be destroyed.
(h)    The Agent shall not use or facilitate the use of promotional materials which disparage Roundup Products or Industrial Property. If the Agent should become aware of any suspected counterfeiting of Roundup Products or Industrial Property, the Agent shall promptly notify Monsanto of such suspected counterfeiting. The Agent shall cooperate in any investigation or legal proceedings that Monsanto deems desirable to protect its rights in the Industrial Property. The Agent shall not promote the sale of products using trademarks, packages or designs which are in Monsanto’s opinion deceptively similar to Industrial Property.
Section 6.15    Conflicts of Interest. Conflicts of interest relating to this Agreement are strictly prohibited. Except as otherwise expressly provided herein, neither party nor any of its directors, employees or agents, or its subcontractors or vendors shall give to or receive from any director, employee or agent of the other party any gift, entertainment or other favor of significant value, or any commission, fee or rebate. Likewise, neither party nor its directors, employees or agents or its subcontractors or vendors shall, without prior written notification thereof to the other party, enter into any business relationship with any director, employee, or agent of the other party or any of its Affiliates unless such person is acting for and on behalf of such party. Each party shall promptly notify the other of any violation of this Section 6.15 and any consideration received as a result of such violation shall be paid over or credited to the other party.
Section 6.16    Records Retention. The Agent and Monsanto shall each maintain true and complete records in connection with this Agreement and shall retain all such records for at least forty-eight (48) months following the termination or expiration of this Agreement. This obligation shall survive the termination or expiration of this Agreement.
Section 6.17    Additional Covenant of the Agent. The Agent shall not take any action or fail to take any action that materially adversely impacts the Roundup brand or the Ag Market; provided, however, that the Agent shall have no liability for any event resulting primarily by an act or omission of Monsanto or its Affiliates.
Section 6.18    Roundup Telephone Number. The parties acknowledge and agree that the Agent currently is the party of record for the toll-free service number 1-888-768-6387 (1-888-ROUNDUP). The Agent hereby acknowledges and agrees that it will transfer the right to use such telephone number back to Monsanto within thirty (30) days of Monsanto providing notice to the Agent of Monsanto’s decision to become the party of record for such telephone number.
Section 6.19    Additional Obligations. Unless expressly agreed by the parties in writing on a country-by-country basis, Monsanto shall not sell, or promote the indirect sale of, the 1.67 Gallon Roundup Pro Max SKU through Lawn and Garden Channels in the Included Markets; provided, that the foregoing shall not be deemed an acknowledgement by Monsanto that a 1.67 Gallon package product or any other package size cannot have agricultural uses.
Section 6.20    BEA Products.
(a)    Following the Third Amendment Date and thereafter, the products set forth on Schedule 6.20 attached hereto and any other New BEA Proposed Products with respect to which the Agent accepts the BEA Product Offer (collectively, the “BEA Products”) shall be included in the definition of “Roundup Products” for the purposes of this Agreement. The obligations of the Agent under Section 2.2 of this Agreement with respect to the BEA Products shall be referred to herein as the “BEA Agent Services”. Monsanto may, from time to time, offer (a “BEA Product Offer”) to the Agent, with respect to the Included Markets, agency and distribution rights to new products (other than non-selective herbicide products, which are addressed in Section 6.10) (each such proposed product, a “New BEA Proposed Product”). The BEA Product Offer shall be in writing and include sufficient detail describing such New BEA Proposed Product.
(b)    Acceptance. If the Agent agrees in writing within forty-five (45) days of receipt of the BEA Product Offer to accept the BEA Product Offer, then such New BEA Proposed Product shall be, without further action or amendment, included within the definition of BEA Products, and also, pursuant to Section 6.20(a), Roundup Products, and be subject to the terms and conditions of this Agreement.
(c)    Rejection. If the Agent fails to accept, or otherwise rejects, in writing the BEA Product Offer within forty-five (45) days of receipt of the BEA Product Offer, then (i) Roundup

Products shall not include the New BEA Proposed Product and (ii) for the avoidance of doubt, the provisions of Section 6.13(b) of this Agreement shall not apply with respect to Monsanto’s rights (A) to directly or indirectly manufacture, package, promote, distribute, and sell such New BEA Proposed Product in the Included Markets, (B) to retain any sales and marketing agent with respect to such New BEA Proposed Products, (C) to directly launch such New BEA Proposed Products without any sales and marketing agent or (D) to license the sales and distribution rights with respect to such New BEA Proposed Products to any third party, in each case, regardless of any actual or potential conflict with the terms of this Agreement. In the event that the Agent has not timely accepted, or has otherwise rejected, one or more BEA Product Offers with respect to any New BEA Proposed Products (collectively, the “Rejected BEA Products”) and following the direct or indirect commercialization by Monsanto of any one or more Rejected BEA Products, the aggregate Net Sales of all such Rejected BEA Products during any full Program Year exceed the aggregate amount of Net Sales for all BEA Products included within the Roundup Products for said Program Year (a “BEA Product Rejection Event”), Monsanto shall be permitted to terminate the Agent as the provider of the BEA Agent Services pursuant to the procedures set forth in Section 6.20(e). For the purposes of the foregoing, “Net Sales” shall mean sales revenue less (i) all bona fide trade, quantity and cash discounts and rebates given or made in connection with such sales and (ii) credits or allowances given or made for rejection or return of previously sold products in connection with such sales.
(d)    Agent BEA Agent Services Termination. If the Agent no longer desires to provide the BEA Agent Services under this Agreement, the Agent shall be permitted to terminate its obligation to provide the BEA Agent Services by delivering notice to terminate the BEA Agent Services, such termination to be effective upon the date that is eighteen (18) months following the date on which such notice is delivered (an “Agent Elected BEA Agent Termination Date”).
(e)    Monsanto BEA Agent Services Termination. In the event that (i) the BEA Program EBIT falls below $10,000,000 for any full Program Year, (ii) there is a BEA Product Rejection Event or (iii) the Agent fails to exercise commercially reasonable efforts to promote, market and sell each BEA Product (without consideration for the fact that the Agent may, or may in the future, have products that may be competitive with such New BEA Proposed Products), Monsanto shall be permitted to terminate the Agent as the provider of the BEA Agent Services by delivering notice to terminate the BEA Agent Services no later than ninety (90) days following the end of a Program Year, such termination to be effective upon the later of (i) the end of the Program Year in which such notice was delivered or (ii) the end of six (6) months following the date on which such notice was delivered (a “Monsanto Elected BEA Agent Termination Date”). Solely for the purposes of determining whether Monsanto may terminate the Agent’s provision of BEA Agent Services in the prior sentence (and not for the purposes of calculating the Commission payable under this Agreement), the term “BEA Program EBIT” shall mean all Program EBIT attributable to the BEA Products; provided, that Program Expenses for such calculation shall not include any working media expenses.
(f)    Termination. Following an Agent Elected BEA Agent Termination Date or a Monsanto Elected BEA Agent Termination Date, (i) Roundup Products shall not include the BEA Products, (ii) Program EBIT shall not include any revenue or expenses related to the BEA Products, and (iii) for the avoidance of doubt, the provisions of Section 6.13(b) of this Agreement shall not apply with respect to Monsanto’s rights (A) to directly or indirectly manufacture, package, promote, distribute, and sell any of the BEA Products in the Included Markets, (B) to retain any sales and marketing agent with respect to the BEA Products, (C) to directly launch the BEA Products without any sales and marketing agent or (D) to license the sales and distribution rights with respect to the BEA Products to any third party, in each case, regardless of any actual or potential conflict with the terms of this Agreement (including, in each case, any evolution of such products) and, for the avoidance of doubt, Monsanto shall be permitted to engage in such actions without obligation to the Agent.
Section 6.21    Technology Sharing. Monsanto agrees that it will provide access to its pelargonic acid technology and the Agent agrees that it will provide access its ammonium nonanoate technology, including, but not limited to, access to formulations, know-how and registrations for use within GroundClear and Roundup branded products. If the Agent does not deliver a Convenience Termination Notice on January 15, 2021, the parties will enter into a broader technology sharing agreement on terms to be mutually agreed by the parties.
ARTICLE 7 - [Intentionally omitted.]
ARTICLE 8 - REPRESENTATIONS, WARRANTIES, AND COVENANTS
Section 8.1    The Agent’s Representations and Warranties. The Agent hereby represents and warrants that all of the following are true:
(a)    The Agent is a limited liability company duly organized, validly existing and in full force and effect under the laws of Ohio and has all requisite limited liability company power and authority to carry on and conduct its business as it is now being conducted, to own or lease its assets and properties and is duly qualified and in good standing in every jurisdiction in which the conduct of its business or ownership of its assets requires it to be so qualified.
(b)    (i) The Agent has the full authority and legal right to carry out the terms of this Agreement; (ii) the terms of this Agreement will not violate the terms of any other material agreement, contract or other instrument to which it is a party, and no consent or authorization of any other person, firm, or corporation is a condition precedent to the Agent’s execution of this Agreement; (iii) it has taken all action necessary to authorize the execution and delivery of this Agreement; and (iv) this Agreement is a legal, valid, and binding obligation of the Agent, enforceable in accordance with its terms.
(c)    The Agent is in compliance in all material respects with all applicable Laws relating to its business.
(d)    There is no material suit, investigation, action or other proceeding pending or threatened before any court, arbitration tribunal, or judicial, governmental or administrative agency, against the Agent which would have a material adverse effect on the ability of the Agent to perform its obligations hereunder or which seeks to prevent the consummation of the transactions contemplated herein.

(e)    There are no material disputes with underwriters under the Agent’s insurance policies; each such policy is valid and enforceable in accordance with its terms and is in full force and effect; there exists no default by the Agent under any such policy, and there has been no material misrepresentation or inaccuracy in any application therefor, which default, misrepresentation or inaccuracy would give the insurer the right to terminate such policy, binder, or fidelity bond or to refuse to pay a claim thereunder; and the Agent has not received notice of cancellation or non-renewal of any such policy.
Section 8.2    Monsanto’s Representations and Warranties. Monsanto hereby represents and warrants that all of the following are true:
(a)    Monsanto is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to carry on and conduct its business as it is now being conducted, to own or lease its assets and properties and is duly qualified and in good standing in every jurisdiction in which the conduct of its business or ownership of its assets requires it to be so qualified.
(b)    (i) Monsanto has the full authority and legal right to carry out the terms of this Agreement; (ii) the terms of this Agreement will not violate the terms of any other material agreement, contract or other instrument to which it is a party, and no consent or authorization of any other person, firm, or corporation is a condition precedent to this Agreement; (iii) it has taken all action necessary to authorize the execution and delivery of this Agreement; and (iv) this Agreement is a legal, valid, and binding obligation of Monsanto, enforceable in accordance with its terms.
(c)    Monsanto is in compliance, in all material respects, with all applicable Laws relating to its business.
(d)    There is no material suit, investigation, action or other proceeding pending or threatened before any court, arbitration tribunal, or judicial, governmental or administrative agency, against Monsanto which would have a material adverse effect on the ability of Monsanto to perform its obligations hereunder or which seeks to prevent the consummation of the transactions contemplated herein.
ARTICLE 9 - INDEMNIFICATION
Section 9.1    Indemnification and Claims Procedure.
(a)    Indemnification.
(1)    Each party hereto agrees to indemnify, defend and hold harmless the other party and its employees, officers, directors, agents and assigns from and against any and all loss (including reasonable attorneys’ fees), damage, injury or liability, whether incurred as a party or non-party to any action or proceeding, that may arise out of any actual or threatened claim asserted or action brought by or on behalf of a third party for injury to or death of a person or for loss of or damage to property, including employees and property of the indemnified party (“Loss”), to the extent resulting directly or indirectly from the indemnifying party’s actual or alleged (i) breach of a duty, representation, or obligation of this Agreement, or (ii) negligence or willful misconduct in the performance of its obligations under this Agreement, except to the extent that such indemnification is void or otherwise unenforceable under applicable law in effect on or validly retroactive to the date of this Agreement.
(2)    Monsanto’s obligations set forth in Section 9.1(a)(1) shall apply with respect to (A) all products sold under a registration that is held by Monsanto and for which sales are, or have been, included in Program EBIT or the Roundup P&L (e.g., the Total Kill Home Depot private label Glyphosate product, the Ace Hardware private label Glyphosate product, etc.), which products Monsanto acknowledges are Roundup Products for purposes of this Agreement, and (B) the Roundup Pro SKU referenced in Section 3.8 (collectively, “Monsanto Products”).
(3)    Monsanto shall have no obligations as set forth in Section 9.1(a)(1) with respect to any products that are not Monsanto Products as set forth in Section 9.1(a)(2)). Monsanto and the Agent may agree, however, on the terms and conditions for any new products to be treated as Roundup Products under this Agreement, in connection with a Product Offer or otherwise (which terms and conditions, for clarity, may provide for exceptions to provisions generally applicable to Roundup Products) and whether and under what circumstances Monsanto will have any obligations as set forth in Section 9.1(a)(1) in respect of such new products; for clarity, however, in no event shall Monsanto have any obligations with respect to such products until all Product Information and Rights with respect to such products are first transferred, or, with respect to any such Product Information and Rights that are used by the Agent in other aspects of its business or that are not owned by the Agent or one of its Affiliates, licensed or sublicensed to Monsanto under terms that permit Monsanto to use and exercise such Product Information and Rights to the same extent the Agent or its Affiliates has the right to use such Product Information and Rights.
(4)    Monsanto and the Agent acknowledge that Roundup Products are sold by Monsanto directly to retailers and agree that any product indemnity for Roundup Products provided by the Agent in its capacity as “Agent” under this Agreement to retailers (a “Third-Party Indemnity”) is an indemnity obligation of Monsanto and, as such, shall be provided directly by Monsanto to such retailer. From the Third Amendment Date forward, the Agent shall have no right to offer or provide indemnification to any third party that is outside the scope of the standard indemnity provisions in retailers’ vendor agreements, vendor supplier guides or vendor standard terms and conditions, unless expressly agreed to in writing by Monsanto or otherwise agreed to by the parties. Monsanto’s foregoing acknowledgement and agreement is subject to the reservation by Monsanto of all rights against the Agent under this Agreement.
(5)    Monsanto and the Agent acknowledge and agree that their respective obligations to indemnify, defend and hold harmless the other party under Article 9, including without limitation the duty to cooperate set forth in Section 9.1(b)(2), shall survive any expiration or termination of this Agreement or any other agreement between the parties, unless such Article 9 obligations are expressly terminated by way of a separate mutual agreement of the parties in writing directed to such obligation.

(b)    Claims Procedure. Promptly after receipt by either party hereto (the “Indemnitee”) of any notice of any demand, claim or circumstances which, with the lapse of time, would or might give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an “Asserted Liability”) that may result in a Loss, the Indemnitee shall give notice thereof (the “Claims Notice”) to the party obligated to provide indemnification pursuant to Section 9.1(a). The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee. Thereafter, the following procedures shall apply:
(1)    Subject to Section 9.1(b)(2), Section 9.1(b)(3), Section 9.1(b)(4) and Section 9.1(b)(5), the indemnifying party may elect to compromise or defend, at its own expense by its own counsel, and shall control any such compromise or defense;
(2)    If the indemnifying party elects to compromise or defend such Asserted Liability it shall (i) within thirty (30) days after confirmed receipt of the Claims Notice notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the indemnifying party, in the compromise of, or defense against, such Asserted Liability, and shall promptly make available to the indemnifying party any books, records or other documents within its control and its employees that are necessary or appropriate for such defense recognizing that certain of such requests will be time-sensitive in light of applicable deadlines and court requirements; provided, that the foregoing shall not require the Indemnitee to provide documents or information requested solely by the third party bringing the claim, (ii) select counsel and, if applicable, consultants and contractors, reasonably acceptable to Indemnitee in connection with conducting the defense of such Asserted Liability, and (iii) defend or settle such Asserted Liability in consultation with Indemnitee, including, without limitation, consulting Indemnitee on litigation strategy and keeping Indemnitee reasonably informed of all proceedings and settlement demands and negotiations. Nothing herein shall modify the Indemnitee’s applicable common law duties to the indemnifying party with respect to contractual obligations under this Agreement, including the duty to mitigate damages and the duty of good faith and fair dealing. Notwithstanding the foregoing, the Agent and Monsanto acknowledge and agree that, in the context of certain Asserted Liabilities, it may serve the interests of the Agent and Monsanto for the Agent to be separately represented, and Monsanto will give due consideration to a request by the Agent that it should be separately represented with respect to any such Asserted Liability;
(3)    The indemnifying party shall not consent to a settlement of any such Asserted Liability without the prior written consent of Indemnitee, which consent shall not be unreasonably withheld; provided, that the indemnifying party may enter into a settlement without the consent of Indemnitee after providing at least thirty (30) days’ prior written notice to Indemnitee if the terms of such settlement (x) include only money damages as a remedy and such money damages are paid in full by the indemnifying party, (y) do not impose material obligations or restrictions on Indemnitee’s business and (z) do not include any admission of wrongdoing by Indemnitee;
(4)    If the indemnifying party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided, or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such Asserted Liability, with a reservation of all rights to seek indemnification hereunder against the indemnifying party; provided, that Indemnitee may enter into a settlement without the consent of the indemnifying party after providing at least thirty (30) days’ prior written notice to the indemnifying party, if the terms of such settlement (i) include only money damages as a remedy, (ii) do not impose material obligations or restrictions on the indemnifying party’s business and (iii) do not include any admission of wrongdoing by the indemnifying party;
(5)    Notwithstanding the foregoing, and unless the indemnifying party and the Indemnitee otherwise agree, the Indemnitee’s right to participate at its own expense, in the defense of any Asserted Liability, is limited solely to circumstances involving (a) responding to depositions and/or other discovery requests directed to the Indemnitee and/or (b) in connection with other testimony of a current or former director, officer, or executive employee of the Indemnitee, in each case, subject to the prior consultation with counsel for the indemnifying party and to the extent such participation is consistent with the indemnifying party’s defense strategy; and
(6)    If an indemnifying party requests assistance in connection with any Asserted Liability for which the indemnifying party has an obligation to defend and indemnify or any third party discovery is sought from an Indemnitee in connection with such litigation, the indemnifying party will reimburse the Indemnitee for its reasonable costs and attorneys’ fees incurred by it, including any costs and attorneys’ fees incurred by the Indemnitee’s counsel. The Indemnitee shall promptly and expeditiously respond to such requests for assistance, recognizing that certain of such requests will be time-sensitive in light of applicable deadlines and court requirements. The indemnifying party will reimburse the Indemnitee for any reasonable costs and attorney’s fees incurred by the Indemnitee and costs and fees subject to any indemnity obligations within 90 days after the costs or fees are submitted to the indemnifying party provided that such attorney’s fees reasonably meet the indemnifying party’s outside counsel guidelines. For the avoidance of doubt, if Monsanto requests assistance from the Agent in connection with defending Roundup litigation in which Monsanto is a defendant or third party discovery is sought from the Agent in connection with such Roundup litigation, the preceding sentences of this Section 9.1(b)(6) shall apply to the Agent (as if the Agent was an Indemnitee) and the Agent shall be entitled to the rights and subject to the obligations set forth in the preceding sentences of this Section 9.1(b)(6) (as if the Agent was an Indemnitee).
ARTICLE 10 - TERMS, TERMINATION, AND FORCE MAJEURE
Section 10.1    Terms. This Agreement shall commence as of the Effective Date and shall continue unless and until terminated as provided herein.
Section 10.2    [Intentionally omitted.].
Section 10.3    [Intentionally omitted.].
Section 10.4    Termination by Monsanto.

(a)    Termination Rights. Except as set forth in Section 10.5(c), Monsanto may terminate this Agreement by giving the Agent a termination notice specified for each termination event only upon the occurrence and continuance of one of the following:
(1)    An Event of Default occurring at any time;
(2)    A Roundup Sale or a Change of Control with respect to Monsanto, by giving the Agent a notice of termination within six (6) months following the consummation of such Change of Control or Roundup Sale and the commencement of the functional integration of the Roundup L&G Business into the organizational structure of the acquiring entity in a Roundup Sale or Change of Control, which, for the avoidance of doubt, shall be deemed to not occur until all applicable legal restrictions on the functional integration of and/or control over the Roundup L&G Business have expired, such termination to be effective at the end of the fifth (5th) full Program Year after such notice is provided;
(3)    A Brand Decommissioning Event; or
(4)    Program EBIT with respect to a completed Program Year falls below $50MM (a “Program EBIT Decline Event”), by providing written notice thereof within ninety (90) days following the end of such Program Year, such termination to be effective upon the date that is eighteen (18) months following the date on which such notice is delivered; provided, that following the delivery of such notice (A) both Monsanto and the Agent shall continue to fulfill their respective obligations under this Agreement and (B) no Termination Fee shall be payable (except to the extent payable under this Agreement after Agent has provided a Convenience Termination Notice prior to a Party providing written notice of a Program EBIT Decline Event as set forth in this sentence).
(5)    Notwithstanding the foregoing, Monsanto may not terminate this Agreement for any reason on or before January 16, 2021, except with respect to Monsanto’s termination of this Agreement pursuant to Section 10.4(a)(1) (Event of Default), Section 10.4(a)(2) (Roundup Sale or Change of Control) or Section 10.4(a)(3) (Brand Decommissioning Event).
(b)    Event of Default. An “Event of Default” shall mean any of the following occurrences:
(1)    a Material Breach committed by the Agent and established in accordance with the provisions of Section 10.4(g) of this Agreement;
(2)    a Material Fraud committed by the Agent and established in accordance with the provisions of Section 10.4(g) of this Agreement;
(3)    Material Willful Misconduct committed by the Agent and established in accordance with the provisions of Section 10.4(g) of this Agreement;
(4)    [Intentionally omitted.];
(5)    [Intentionally omitted.];

(6)    the Insolvency of Agent;
(7)    the occurrence of a Change of Control of an SMG Target without the prior written consent of Monsanto, unless the Agent has determined in its reasonable commercial opinion that such acquirer can and will fully perform the duties and obligations of the Agent under this Agreement; or
(8)    [Intentionally omitted.];
(9)    except to the extent permitted herein, (i) the assignment of all, or substantially all, of the Agent’s rights, or (ii) the delegation of all, or substantially all, of the Agent’s obligations hereunder, in either instance without the prior written consent of Monsanto.
As to any Event of Default defined in Sections 10.4(b)(1)-(3), such termination shall take effect on the later of the first business day following the thirtieth (30th) day after the sending of a termination notice to the Agent in accordance with the provisions of Section 11.9, or the date designated by Monsanto in said termination notice. As to any Event of Default defined in Section 10.4(b)(6), (7) and (9), such termination shall take effect on the later of the first business day following the seventh (7th) day after the sending of a termination notice to Agent, or the date designated by Monsanto in said notice of termination.
(c)    Amount and Payment of Termination Fee. In connection with the termination of this Agreement, one, and only one, of (i) the Convenience Termination Fee, (ii) the Brand Decommissioning Termination Fee, or (iii) the Legacy Termination Fee (each, a “Termination Fee”) shall become payable by Monsanto to the Agent subject to the following terms and conditions:
(1)    Following the delivery of a Convenience Termination Notice, Monsanto shall pay to the Agent a total of $175,000,000 (the “Convenience Termination Fee”). Such Convenience Termination Fee shall, as of the date of the Convenience Termination Notice, become immediately deemed to be due and payable to the Agent (except as set forth in Section 10.4(e)); provided, however, that Monsanto may pay the Convenience Termination Fee as follows: (A) $50,000,000 payable on April 15, 2021, (B) $50,000,000 payable on January 15, 2022 and (C) $75,000,000 payable on September 30, 2022; or
(2)    Following a Brand Decommissioning Event, Monsanto shall pay to the Agent a total of $375,000,000 (the “Brand Decommissioning Termination Fee”). Such Brand Decommissioning Termination Fee shall, as of the date of the Brand Decommissioning Event, become immediately deemed to be due and payable to the Agent; provided, however, that Monsanto may pay the Brand Decommissioning Termination Fee as follows: (A) $175,000,000 payable within ninety (90) days of the Brand Decommissioning Event, (B) $50,000,000 payable within twelve (12) months of the Brand Decommissioning Event, (C) $50,000,000 payable within eighteen (18) months of the Brand Decommissioning Event, (D) $50,000,000 payable within twenty-four (24) months of the Brand Decommissioning Event, and (E) $50,000,000 payable within thirty-six (36) months of the Brand Decommissioning Event; or

(3)    If this Agreement is terminated by Monsanto or its successor under Section 10.4(a)(2), Monsanto shall pay the “Legacy Termination Fee” (as specified in this Section 10.4(c)(3)) to the Agent on the effective date of such termination; provided, that if this Agreement is terminated pursuant to Section 10.4(a)(2) as a result of a Roundup Sale and the Agent will become the successor to the Roundup Business, the Legacy Termination Fee shall not be paid but shall be credited against the purchase price as described in Section 10.6(b).
The Legacy Termination Fee payable pursuant to this Section 10.4(c)(3) shall vary in accordance with the Table hereunder:

Program Year	Legacy Termination Fee
2015 Program Year and thereafter
The greater of (i) $175MM or (ii) four (4) times an amount equal to (A) the average of the Program EBIT for the three (3) trailing Program Years prior to the year of termination, minus (B) the 2015 Program EBIT (excluding Europe and Australia) of $186.4MM.
For example, if the Roundup Sale occurs in 2033 (all expressed in $MM):
2015      2030   2031   2032   3 year Avg.   Legacy Termination Fee
$186.4 $310 $309 $314 $311 $498.4

(d)    Termination Fee as Liquidated Damages. Monsanto and the Agent stipulate and agree that the injury which will be caused to the Agent by the termination of this Agreement under the circumstances which shall give rise to the payment of the relevant Termination Fee are difficult or impossible of accurate estimation; that by establishing such Termination Fee they intend to provide for the payment of damages and not a penalty; and that the sum stipulated for such Termination Fee is a reasonable pre-estimate of the probable loss which will be suffered by the Agent in the event of such termination.
(e)    Remedies for Monsanto. Subject to Section 10.4(g), in case of termination by Monsanto upon any of the Events of Default by the Agent specified in Section 10.4(b)(1)-(3), Monsanto shall be entitled to exercise all remedies available to it, either at law or in equity. In the case of termination by Monsanto upon any of the Events of Default specified in Section 10.4(b)(6), (7) and (b)(9), the remedies of Monsanto shall be limited to (i) termination of this Agreement and (ii) the recovery of reasonable and customary out-of-pocket expenses incurred by Monsanto in transferring the Agent’s duties hereunder to a new agent; provided that in no case shall the amount of expenses recoverable under this provision exceed $20MM. In the case of termination by Monsanto upon any of the Events of Default by the Agent specified in Section 10.4(b)(1)-(3) (an “Agent Default”) following delivery of a Convenience Termination Notice, the Convenience Termination Fee shall continue to be due and payable in accordance with the payment schedule set forth in Section 10.4(c)(1) (the “CTF Payment Schedule”), subject to the following provisions. Monsanto shall have the right to offset any amount that is finally determined in accordance with Section 10.4(g) in connection with an Agent Default to be owed to Monsanto against any portion of the Convenience Termination Fee that remains unpaid in accordance with the CTF Payment Schedule. If, at any time prior to full payment of the Convenience Termination Fee in accordance with the CTF Payment Schedule, Monsanto makes a good faith claim for damages arising out of an Agent Default (“Estimated Damages”) and provides reasonable supporting documentation with respect to the asserted Agent Default and the associated Estimated Damages to the Agent, pending resolution of such claim in accordance with Section 10.4(g), the Estimated Damages may be withheld by Monsanto from any Convenience Termination Fee then payable (the “Remaining Termination Fee”) and an amount equal to the lesser of the Estimated Damages and the Remaining Termination Fee (the “Escrowed Damages”) shall promptly be placed by Monsanto in an escrow account established pursuant to a mutually agreeable escrow agreement. The Escrowed Damages shall be held in such escrow account pending final resolution of the claim in accordance with Section 10.4(g) or pursuant to joint written instructions authorizing release. Upon final resolution of the claim in accordance with Section 10.4(g) or the mutual agreement of the parties with respect to the actual damages resulting from the Agent Default (the “Agent Default Offset Amount”), Monsanto and the Agent shall issue joint instructions to the escrow agent to promptly release (i) the Agent Default Offset Amount to Monsanto, or, if the Agent Default Offset Amount Exceeds the amount of the Escrowed Damages, the Escrowed Damages to Monsanto, and (ii) an amount equal to the (a) Escrowed Damages less the (b) Agent Default Offset Amount to the Agent.
(f)    Exclusive Remedy. The payment of the relevant Termination Fee to the Agent under Section 10.4(c) shall be deemed to constitute the exclusive remedy for any damages resulting out of the termination of this Agreement by Monsanto or the successor to the Roundup Business pursuant to Section 10.4(c), and the Agent shall waive its right to exercise any other remedies otherwise available at law or in equity.
(g)    Arbitration. In the event either party (the “Claimant”) believes that a Material Breach, a Material Fraud, or Material Willful Misconduct has been committed by the other party (the “Breaching Party”), or this Agreement otherwise explicitly provides that the provisions of this Section 10.4(g) apply, the parties shall resolve such matters in accordance with the dispute resolution procedures set forth in Section 11.12(b). In the event that such matter is resolved by Arbitration (as defined in Section 11.12(b)), the Arbitrators (as defined in Section 11.12(b)) shall, in addition to complying with the dispute resolution procedures set forth in Section 11.12(b), conduct the Arbitration in accordance with the following:
(1)    The Arbitrators shall make the following determinations:
(i)    a determination as to whether the act(s) or omission(s) set forth by the Claimant have occurred;
(ii)    a determination as to whether those act(s) or omissions(s) determined to have occurred constitute a breach of this Agreement, fraudulent conduct in connection with this Agreement, or willful misconduct in connection with this Agreement, as the case may be;
(iii)    a determination as to whether those act(s) or omissions(s) determined to have occurred constitute a Material Breach, a Material Fraud, or Material Willful Misconduct, as the case may be;

(iv)    a determination as to the amount of monetary damages, if any, suffered by the Claimant, as a result of those act(s) or omissions(s) determined to have occurred which constitute a breach of this Agreement, fraudulent conduct in connection with this Agreement, or willful misconduct in connection with this Agreement, as the case may be, regardless of whether such act(s) or omission(s) rise to the level of Material Breach, Material Fraud, or Material Willful Misconduct, as the case may be;
(v)    a determination, to the extent applicable, of the specific performance which could and should be decreed to correct any breach, fraud or material misconduct which the Arbitrators determine can be cured by the issuance of such decree;
(vi)    a determination as to which party, if any, is the prevailing party in the Arbitration, and the amount of such party’s costs and fees. “Costs and fees” means all reasonable pre-award expenses of the arbitration, including the Arbitrators’ fees, administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone, court costs, witness fees, and attorneys’ fees; and
(vii)    a determination as to such matters as the Arbitrators deem necessary and appropriate to carry out their duties in connection with the Arbitration.
(2)    The Arbitrators’ award shall, as applicable, include the following:
(i)    to the extent that the Arbitrators determine that the Claimant has suffered monetary damages as a result of those act(s) or omissions(s) determined to have occurred which constitute a breach of this Agreement, fraudulent conduct in connection with this Agreement, or willful misconduct in connection with this Agreement, as the case may be, a monetary award in the amount of those damages;
(ii)    to the extent that the Arbitrators determine that the harm resulting from those act(s) or omissions(s) determined to have occurred can be cured, in whole or in part by a decree of specific performance, such a decree of specific performance implementing such determination as can be submitted to and made the order of a court of competent jurisdiction;
(iii)    to the extent that the Arbitrators determine that those act(s) or omissions(s) determined to have occurred constitute a Material Breach, a Material Fraud, or Material Willful Misconduct, as the case may be, an award authorizing the Claimant to immediately terminate this Agreement, together with damages or specific performance, if determined by the Arbitrators to be appropriate;
(iv)    to the extent that the Arbitrators determine that there is a prevailing party, and that said prevailing party should receive an award of its Costs and Fees, such award to the prevailing party; and
(v)    such other matters as the Arbitrators deem necessary and appropriate to implement their determinations made in the Arbitration.

Section 10.5    Termination by the Agent. The Agent may terminate this Agreement by giving Monsanto a termination notice only as set forth in this Section 10.5.
(a)    Material Breach, Material Fraud and Material Willful Misconduct. The Agent may terminate this Agreement in accordance with the provisions of Section 10.4(g) upon:
(1)    a Material Breach committed by Monsanto and established in accordance with the provisions of Section 10.4(g) of this Agreement;
(2)    a Material Fraud committed by Monsanto and established in accordance with the provisions of Section 10.4(g) of this Agreement;
(3)    Material Willful Misconduct committed by Monsanto and established in accordance with the provisions of Section 10.4(g) of this Agreement. Such termination shall take effect on the later of the first business day following the thirtieth (30th) day after the sending of a termination notice to Monsanto in accordance with the provisions of Section 11.9, or the date designated by the Agent in said termination notice.
(b)    Roundup Sale. The Agent may terminate this Agreement by written notice thereof to Monsanto upon receipt of notice of a Roundup Sale as described in Section 10.6.
(c)    Termination for Convenience. The Agent may terminate this Agreement, for any reason, effective as of September 30, 2022 by delivering written notice to Monsanto thereof on January 15, 2021 (and for the avoidance of doubt, such written notice of termination, if any, shall be delivered no earlier than January 15, 2021) (a “Convenience Termination Notice”). Following the delivery of a Convenience Termination Notice:
(1)    Monsanto shall waive, until September 30, 2022, its right to terminate this Agreement pursuant to (i) Section 10.4(a)(2) as a result of the occurrence of a Roundup Sale; or (ii) Section 10.9;
(2)    Until September 30, 2022, both Monsanto and the Agent shall continue to fulfill their respective obligations under this Agreement; and
(3)    Monsanto shall pay to the Agent the Convenience Termination Fee in accordance with Section 10.4(c)(1).
(d)    Insolvency. The Agent may terminate this Agreement by written notice thereof to Monsanto upon the Insolvency of Monsanto at any time, which termination shall be effective on the later of the first business day following the thirtieth (30th) day after the sending of a termination notice to Monsanto in accordance with the provisions of Section 11.9, or the date designated by the Agent in such termination notice.
(e)    Legacy Termination Fee. Upon termination of this Agreement by the Agent pursuant to Section 10.5(a), Monsanto shall pay to the Agent the Legacy Termination Fee applicable pursuant to the Table set forth in Section 10.4(c)(3).

(f)    Program EBIT Decline Event. In the event a Program EBIT Decline Event occurs, the Agent may terminate this Agreement by written notice thereof within ninety (90) days following the end of such Program Year, such termination to be effective upon the date that is eighteen (18) months following the date on which such notice is delivered; provided, that following the delivery of such notice (i) both Monsanto and the Agent shall continue to fulfill their respective obligations under this Agreement and (ii) no Termination Fee shall be payable.
Section 10.6    Roundup Sale.
(a)    Roundup Sale Procedures.
(i)    Right of First Offer. If Monsanto (A) receives an unsolicited proposal with respect to a potential Roundup Sale and responds in any manner, other than rejecting such proposal, (B) solicits or makes a formal determination to solicit or make any proposal with respect to a potential Roundup Sale or (C) enters into an agreement relating to the provision of information with respect to a potential Roundup Sale (each a “Roundup Sale Notice Trigger”), the Agent shall have the rights as set forth in this Section 10.6 with respect to any such Roundup Sale and Monsanto shall promptly provide written notice to the Agent of such Roundup Sale as set forth in Section 10.6(a)(ii) (a “Roundup Sale Notice”). For the avoidance of doubt, the provisions of this Section 10.6(a) shall apply to any and all potential Roundup Sales.
(ii)    Roundup Sale Notice. Upon the occurrence of a Roundup Sale Notice Trigger, Monsanto shall promptly provide a Roundup Sale Notice to the Agent along with all Roundup Offering Materials (subject to Monsanto entering into a confidentiality agreement on commercially reasonable terms with the Agent with respect to such Roundup Offering Materials). After the occurrence of a Roundup Sale Notice Trigger, if Monsanto delivers any Roundup Offering Materials to a third party that contain material deviations from the Roundup Offering Materials previously provided to the Agent, Monsanto shall provide copies of such Roundup Offering Materials to the Agent promptly after such delivery.
(iii)    Exclusivity.
(A)    For a period of sixty (60) days from the last date of receipt by the Agent of the Roundup Sale Notice and any related Roundup Offering Materials as set forth in Section 10.6(a)(ii) (the “Exclusive Roundup Sale Period”), Monsanto agrees to negotiate in good faith with the Agent on an exclusive basis with respect to any potential Roundup Sale. If and only if Monsanto has complied with the provisions of the preceding sentence and no definitive agreement has been entered into with the Agent or one of its Affiliates with respect to a Roundup Sale, then following the Exclusive Roundup Sale Period, Monsanto may then make solicitations to, or otherwise negotiate with, a third party or parties with respect to a Roundup Sale and may provide the Roundup Offering Materials previously provided to the Agent to any such third party or parties in connection with a process to pursue a Roundup Sale. In the event that Monsanto engages in a process in which it seeks bids or proposals from more than one third party in connection with a contemplated Roundup Sale, the Agent shall be entitled to a fifteen (15) day exclusive negotiation period following the receipt and review by Monsanto of all bids or proposals (the “Roundup Quiet Period”); provided that, in determining the value of the price terms of the Agent’s bid, Monsanto shall not discount the Agent’s bid as a result of the fact that the Legacy Termination Fee is an offset or credit against the total purchase price, and that, during the Roundup Quiet Period, the Agent shall have the right to revise its original bid but shall not have the right to review the terms of any other bids or proposals. Monsanto may consummate a Roundup Sale with any third party only if such Roundup Sale is made pursuant to the acceptance by Monsanto of a Roundup Superior Offer.
(B)    During the Exclusive Roundup Sale Period, neither Monsanto nor any of its Affiliates shall, directly or indirectly through its or their agents, employees or representatives or otherwise, solicit, or cause the solicitation of, or in any way encourage the making of, any offer, proposal or indication of interest involving a Roundup Sale or negotiate with, respond to any inquiry from (except for “no comment” or another statement agreed to by the Agent), cooperate with or furnish or cause or authorize to be furnished any information to, any third party or its agents, employees or representatives with respect thereto, or disclose to any third party that a Roundup Sale Notice has been provided to the Agent. Monsanto will immediately advise the Agent of any offer, proposal or indication of interest received by Monsanto or its Affiliates with respect to a Roundup Sale during the Exclusive Roundup Sale Period.
(b)    Credit of Legacy Termination Fee. In the event that the Agent or any of its Affiliates acquires the Roundup Business in a Roundup Sale, the Legacy Termination Fee that would have been payable to the Agent upon a termination pursuant to Section 10.4(a)(2) shall be credited against the purchase price to be paid by the Agent or such Affiliate in the Roundup Sale.
(c)    Agent’s Election. In the event that Monsanto determines to consummate a Roundup Sale with a party other than the Agent, Monsanto shall deliver the Agent notice thereof and of the identity of such other party. Within thirty (30) days of receipt of such notice, the Agent shall deliver written notice to Monsanto stating either that:
(1)    The Agent intends to terminate this Agreement pursuant to Section 10.5(b), in which case such notice shall constitute a termination notice for purposes of this Agreement; provided that the termination shall be effective at the end of the Third Program Year following the Program Year in which the Agent delivers its Notice of Termination pursuant to this provision; or
(2)    The Agent will not terminate this Agreement pursuant to Section 10.5(b) and agrees to continue the performance of its obligations under the Agreement unless and until the Agent receives a termination notice delivered in accordance with the terms of this Agreement by the successor to the Roundup Business.
(d)    Successor. Upon consummation of a Roundup Sale to a party other than the Agent, Monsanto’s successor to the Roundup L&G Business shall assume all rights and responsibilities of Monsanto under this Agreement.
(e)    Noncompetition Upon Termination. In the event of a termination of this Agreement by Monsanto pursuant to Section 10.4(a)(2) hereof, or by the Agent pursuant to Section 10.6(c)(1) hereof, then notwithstanding the provisions of Section 6.13 hereof, either party may, no earlier than three (3) years prior to the expiration of the Noncompetition Period, commence non-commercial activities for the sole purpose of such party’s preparation to launch any competing product upon expiration of the Noncompetition Period; and provided, that either party may, no earlier than twelve (12) months prior to the expiration of the Noncompetition Period, engage with retail customers for the sole purpose of selling-in competing products (provided that no product may be shipped to a retail customer or distributor prior to the end of the Noncompetition Period).
Section 10.7    Effect of Termination.
(a)    Reserved.
(b)    Prior Obligations and Shipments.    Termination shall not affect obligations of Monsanto or of the Agent which have arisen prior to the effective date of termination.
(c)    Representations and Materials. Upon termination of this Agreement for any reason, the Agent shall not continue to represent itself as Monsanto’s authorized agent to deal in Roundup Products, and shall remove, so far as practical, any printed material relating to such products from its salesperson’s manuals and shall discontinue the use of any display material on or about the Agent’s premises containing any reference to Roundup Products.
(d)    Return of Books, Records, and other Property. To the extent not otherwise provided herein, upon termination of this Agreement, the Agent shall immediately deliver to Monsanto all records, books, and other property of Monsanto.
Section 10.8    Force Majeure. If either party is prevented or delayed in the performance of any of its obligations by force majeure and if such party gives written notice thereof to the other party within twenty (20) days of the first day of such event specifying the matters constituting force majeure, together with such evidence as it reasonably can give, then the party so prevented or delayed will be excused from the performance or punctual performance, as the case may be, as from the date of such notice for so long as such cause of prevention or delay continues. For the purpose of this Agreement, the term “force majeure” will be deemed to include an act of God, war, hostilities, riot, fire, explosion, accident, flood or sabotage; lack of adequate fuel, power, raw materials, containers or transportation for reasons beyond such party’s reasonable control; labor trouble, strike, lockout or injunction (provided that neither party shall be required to settle a labor dispute against its own best judgment); compliance with governmental laws, regulations or orders; breakage or failure of machinery or apparatus; or any other cause whether or not of the class or kind enumerated above, including, but not limited to, a severe economic decline or recession, which prevents or materially delays the performance of this Agreement in any material respect arising from or attributable to acts, events, non-happenings, omissions, or accidents beyond the reasonable control of the party affected.
Section 10.9    Brand Decommissioning Event.
(a)    Brand Decommissioning Event. If Monsanto decides to decommission the use of all or substantially all of the Industrial Property and the Roundup Regulatory Property in the Lawn and Garden Market, Monsanto shall provide notice to the Agent of such decision (a “Brand

Decommissioning Event”) and this Agreement shall terminate on a date to be determined by Monsanto, but no later than the three (3) year anniversary of such Brand Decommissioning Event (such period from the Brand Decommissioning Event to the termination of this Agreement, the “Wind-Down Period”).
(b)    Wind-Down Plan.    Following a Brand Decommissioning Event, Monsanto and the Agent shall in good faith develop and agree upon a wind-down plan for the Roundup L&G Business (the “Wind-Down Plan”), and during the Wind-Down Period, the Agent (i) shall continue to serve as the Agent under this Agreement consistent with the Wind-Down Plan, (ii) shall assist Monsanto in winding down the Roundup L&G Business consistent with the Wind-Down Plan, and (iii) shall not receive any Commission, or be required to make any Contribution Payment, with respect to the Wind-Down Period.
(c)    Agent’s Covenant. During the Wind-Down Period, except as otherwise set forth in the Wind-Down Plan, the Agent shall continue to perform its duties and obligations as Agent (consistent with the Wind-Down Plan) under this Agreement at the same level at which such duties and obligations were performed prior to the Brand Decommissioning Event, and the Agent shall cooperate in good faith with Monsanto in executing the Wind-Down Plan as set forth in Section 10.9(b).
ARTICLE 11 - MISCELLANEOUS
Section 11.1    Relationship of the Parties. Notwithstanding anything herein to the contrary, the parties’ status with respect to each other shall be, at all times during the term of this Agreement, that of independent contractors retaining complete control over and complete responsibility for their respective operations and employees. Except as expressly provided herein, this Agreement shall not confer, nor shall be construed to confer, on either party any right, power or authority (express or implied) to act or make representations for, or on behalf of, or to assume or create any obligation on behalf of, or in the name of the other party. Nothing in this Agreement shall confer, or shall be construed to: (i) confer on the Agent any mutual proprietary interest in, or subject the Agent to any liability for, the business, assets, profits, losses, or obligations associated with Monsanto’s manufacture, marketing, distribution and sales of Roundup Products; (ii) otherwise make either party a partner, member, or joint venturer of the other party (A) for purposes of the tax laws of the United States or any other country, or (B) for any other purposes under any other Laws; or (iii) create a franchise relationship between the parties. The parties expressly agree that at no time during the term of this Agreement, shall either party through its officers, directors, agents, employees, independent contractors or other representatives or through their respective representatives on the Steering Committee or Global Roundup Team take any action inconsistent with the foregoing expression of the nature of their relationship, except as required pursuant to applicable governmental authority under applicable Law or with the express written consent of the other party. Accordingly, the parties expressly agree to cooperate and communicate with the Steering Committee and the Global Roundup Support Team from time to time and in all events, annually, to ensure that both parties’ actions are in compliance with this Section 11.1.
Section 11.2    Interpretation in accordance with GAAP. The parties acknowledge that several terms and concepts (such as various financial and accounting terms and concepts) used or referred to herein are intended to have specific meanings and are intended to be applied in specific ways, but they are not so expressly and fully defined and explained in this Agreement. In order to supplement definitions and other provisions contained in this Agreement and to provide a means for interpreting undefined terms and applying certain concepts, the parties agree that, except as expressly provided herein, when costs are to be determined or other financial calculations are to be made, GAAP as well as the party’s past accounting practices shall be used to interpret and determine such terms and to apply such concepts. For example, when actual costs and expenses are referred to herein, they are not intended to contain any margin or profit for the party incurring such costs or expenses.
Section 11.3    Currency. All amounts payable and calculations under this Agreement shall be in United States dollars. As applicable, Program Sales Revenue, Program Expenses, Cost of Goods Sold, Service Costs, and Program EBIT shall be translated into United States dollars at the rate of exchange at which United States dollars are listed in International Financial Statistics (publisher, International Monetary Fund) or if it is not available, The Wall Street Journal for the currency of the country in which the sales were made or the transactions occurred at the average rate of exchange for the Quarter in which such sales were made or transactions occurred.
Section 11.4    Monsanto Obligations. All permits, licenses, and registrations needed for the sale of Roundup Products (the “Roundup Regulatory Property”) shall be obtained by Monsanto. Monsanto shall assume the cost of all federal and state registration fees related to the sale of Roundup Products, with such costs being included within Program Expenses.
Section 11.5    Expenses. Except as otherwise specifically provided in this Agreement, the Agent and Monsanto will each pay all costs and expenses incurred by each of them, or on their behalf respectively, in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of their own financial consultants, accountants and counsel.
Section 11.6    Entire Agreement. Subject to Section 6.10(g) of this Agreement, this Agreement, together with all respective exhibits and schedules hereto, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all representations, warranties, understandings, terms or conditions on such subjects that are not set forth herein or therein. Agreements on other subjects, such as security and other credit agreements or arrangements, shall remain in effect according to their terms. The parties recognize that, from time to time, purchase orders, bills of lading, delivery instructions, invoices and similar documentation will be transmitted by each party to the other to facilitate the implementation of this Agreement. Any terms and conditions contained in any of those documents which are inconsistent with the terms of this Agreement shall be null, void and not enforceable. This Agreement is for the benefit of the parties hereto and is not intended to confer upon any other person any rights or remedies hereunder. The provisions of this Agreement shall apply to each division or subsidiary of the Agent and Monsanto and either the Agent or Monsanto may seek enforcement of the provisions of this Agreement on behalf of or with respect to a particular subsidiary or division without changing the rights and obligations of the parties under this Agreement as to other aspects of the Agent’s or Monsanto’s business.

Notwithstanding the preceding paragraph, the parties acknowledge and agree that this Agreement together with the Specified Agreements constitute an indivisible, integrated agreement with (a) a single nature and purpose and (b) interrelated obligations. The parties acknowledge and agree that the consideration for this Agreement is adequate, that the consideration for each of the Specified Agreements is adequate, and that subsequent defaults or terminations of any of the Specified Agreements will not render this Agreement unenforceable due to lack of consideration. The parties further acknowledge and agree that, subject to the foregoing sentence, the consideration for each of the Specified Agreements is intended as interdependent consideration for all Specified Agreements and is not separate, distinct or capable of apportionment, such that a rejection in any proceeding pursuant to any applicable bankruptcy or insolvency Laws of any terms of this Agreement or any of the Specified Agreements would constitute a rejection of all such agreements. The parties acknowledge and agree that they would not have entered into this Agreement or any Specified Agreement without entering into all such agreements. Notwithstanding the foregoing, the parties acknowledge and agree that no breach of this Agreement shall be deemed to be a breach of any Specified Agreement and that no breach of any Specified Agreement shall be deemed to be a breach of this Agreement; provided, that the foregoing shall not be deemed to negate an actual breach of this Agreement or the Specified Agreements, as applicable.
Section 11.7    Modification and Waiver. No conditions, usage of trade, course of dealing, or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of the Agreement and no amendment to or modification of this Agreement, and no waiver of any provision hereof, shall be effective unless it is in writing and signed by each party hereto. No waiver by either Monsanto or the Agent, with respect to any default or breach or of any right or remedy, and no course of dealing shall be deemed to constitute a continuing waiver of any other breach or default or of any other right or remedy, unless such waiver be expressed in writing signed by the party to be bound.
(a)    The parties may, from time to time, enter into Commissionaire and Distributorship Agreements (“Commissionaire Agreements”) in order to implement this Agreement on a local basis and/or to comply with local legal requirements and, unless a contrary intent is expressly set forth in the Commissionaire Agreements, the terms of the Commissionaire Agreements shall in no way modify, amend, replace or supersede any terms of this Agreement. The parties agree that Section 11.12(b) (but not Section 11.12(a)) of this Agreement shall apply to any dispute arising out of any such Commissionaire Agreements.
Section 11.8    Assignment.
(a)    This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns. Except as set forth in this Section 11.8 or Section 2.3, and except for a Change of Control under Section 10.4(b)(7) that does not provide Monsanto termination rights under this Agreement, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred, delegated, or assigned by a party (by operation of law or otherwise) without the prior written consent of the other party.

(b)    Notwithstanding the foregoing:
(1)    Monsanto shall have the right to transfer and assign its rights, interests and obligations hereunder to any of its Affiliates; provided, that Monsanto shall remain liable for the performance of its obligations hereunder, and provided, further, that any such Affiliate shall be subject to the provisions of this Agreement as if it were the original party hereto, including, without limitation, this Section 11.8;
(2)    Subject to Agent’s rights set forth in Section 10.6, Monsanto shall have the right to transfer and assign all or a portion of its rights, interests and obligations hereunder to a Person that acquires all or a portion of Monsanto’s business related to the Lawn and Garden Market (whether by sale or transfer of equity interests or assets, merger or otherwise); provided, that any such assignee shall be subject to the provisions of this Agreement as if it were the original party hereto, including, without limitation, this Section 11.8;
(3)    the Agent shall have the right to transfer and assign its rights, interests and obligations hereunder to any of its Affiliates; provided, that the Agent shall remain liable for the performance of its obligations hereunder, and provided, further, that any such Affiliate shall be subject to the provisions of this Agreement as if it were the original party hereto, including, without limitation, this Section 11.8; and
(4)    the Agent shall be entitled to transfer and assign its rights, interests and obligations hereunder with respect to the Included Markets; provided, that (A), the Agent may only make one (1) assignment pursuant to this Section 11.8(b)(4) with respect to the North America Territories and one (1) assignment pursuant to this Section 11.8(b)(4) with respect to any Other Included Markets, and (B) Monsanto determines in its reasonable commercial opinion (and provides written confirmation of such determination to the Agent) that the assignee of such rights pursuant to this Section 11.8(b)(4) has (i) sufficient experience in the consumer products industry or products sold for Lawn and Garden Uses industry and (ii) sufficient capitalization to be able to satisfy the obligations of the Agent under this Agreement; provided, further, that this Section 11.8(b)(4) shall also apply to the consummation of a Change of Control of an SMG Target that holds no significant assets other than those exclusively dedicated to the Roundup L&G Business unless such transaction is related to the bona fide sale (regardless of the form of the transaction) of other SMG Targets (that, in the aggregate, hold significant assets other than those exclusively dedicated to the Roundup L&G Business) to the same third party, or such third party’s Affiliates, in connection with the same transaction or series of related transactions.
(c)    Notwithstanding anything in this Agreement to the contrary, the Agent may not transfer or assign any rights, interests or obligations (i) under this Agreement to any Restricted Party or (ii) that are provided pursuant to Section 10.6 of this Agreement. Any transfer or assignment not permitted by this Section 11.8 shall be null and void.
Section 11.9    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on the same business day if delivered personally or sent by telefax with confirmation of receipt, on the next business day if sent by overnight courier, or on the earlier of actual receipt as shown on the registered receipt or five business days after mailing if mailed by registered or certified mail (return receipt requested) to the parties at the addresses set forth below (or at such other address for a party as shall be specified by like notice):

If to the Agent, to:	The Scotts Company LLC 14111 Scottslawn Road Marysville, OH 43041 Attn: President Telephone: (937) 644-0011 Facsimile: (937) 644-7568

with a copy to	The Scotts Company LLC 14111 Scottslawn Road Marysville, OH 43041 Attn: General Counsel Telephone: (937) 644-0011 Facsimile: (937) 644-7568

If to Monsanto, to:	Monsanto Company 800 North Lindbergh Boulevard St. Louis, MO 63167 Attn: Dr. Jacqueline Applegate Telephone: (314) 694-6900 Facsimile: (314) 694-7030

with a copy to	Monsanto Company 800 North Lindbergh Boulevard St. Louis, Missouri 63167 Attn: Martin Kerckhoff Telephone: (314) 694-1536 Facsimile: (314) 694-9009

If any notice required or permitted hereunder is to be given a fixed amount of time before a specified event, such notice may be given any time before such fixed amount of time (e.g., a notice to be given thirty (30) days prior to an event may be given at any time longer than thirty (30) days prior to such event).
Section 11.10    Severability. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, under a judgment, Law or statute now or hereafter in effect, the remainder of this Agreement shall not thereby be impaired or affected.
Section 11.11    Equal Opportunity. To the extent applicable to this Agreement, Monsanto and the Agent shall each comply with the following clauses contained in the Code of Federal Regulations and incorporated herein by reference: 48 C.F.R. §52.203-6 (Subcontractor Sales to Government); 48 C.F.R. §52.219-8, 52.219-9 (Utilization of Small and Small Disadvantaged Business Concerns); 48 C.F.R. §52.219-13 (Utilization of Women-Owned Business Concerns); 48 C.F.R. §52.222-26 (Equal Opportunity); 48 C.F.R. §52.222-35 (Disabled and Vietnam Era Veterans); 48 C.F.R. §52.222-36 (Handicapped Workers); 48 C.F.R. §52.223-2 (Clean Air and Water); and 48 C.F.R. §52.223-3 (Hazardous Material Identification and Material Safety Data). Unless previously provided, if the value of this Agreement exceeds $10,000, the Agent shall provide a Certificate of Nonsegregated Facilities to Monsanto. Furthermore, Monsanto and the Agent shall each comply with the Immigration Reform and Control Act of 1986 and all rules and regulations issued thereunder. Each party hereby certifies, agrees and covenants that none of its employees or employees of its subcontractors who perform work under this Agreement is or shall be unauthorized aliens as defined in the Immigration Reform and Control Act of 1986, and each party shall defend, indemnify and hold the other party harmless from any and all liability incurred by or sought to be imposed on the other party as a result of the first party’s failure to comply with the certification, agreement and covenant made by such party in this Section.
Section 11.12    Governing Law; Dispute Resolution Procedures.
(a)    The validity, interpretation and performance of this Agreement and any dispute connected with this Agreement will be governed by and determined in accordance with the statutory, regulatory and decisional law of the State of Delaware (exclusive of such state’s choice of laws or conflicts of laws rules) and, to the extent applicable, the federal statutory, regulatory and decisional law of the United States.
(b)    Any and all disputes among the parties with respect to the subject matter of this Agreement, except as set forth in Section 3.4, shall be subject to the following dispute resolution procedures:
(1)    If a party has any claim against the other party under this Agreement, such party shall first contact the other party as described below and shall not reduce the claim to writing to any third party (other than its legal and professional advisors) or to the other party until after the completion of the Leadership Escalation (as described below).
(2)    All disputes, disagreements or business issues among the parties, are subject to the following:
(i)    First, the parties shall, in good faith, engage in confidential escalation through successive levels of each party’s leadership teams, and if resolution of the dispute is not achieved after such confidential escalation within sixty (60) days; then
(ii)    Second, the parties shall, in good faith, engage in a confidential mediation led by an independent mediator mutually agreed to by the parties, and if resolution of the dispute is not achieved within thirty (30) days of the commencement of such mediation (such escalation and mediation, “Leadership Escalation”); then
(iii)    Third, the parties shall, in good faith, engage in confidential arbitration pursuant to the Commercial Arbitration Rules and Mediation Procedures of the American Arbitration Association (the “AAA Rules”) (as described below).
(3)    Notwithstanding Section 11.12(b)(2), if a party desires to (i) seek injunctive relief (including, without limitation, injunctive relief related to either party’s indemnity and defense obligations), or (ii) seek determinations as to the infringement, validity or enforceability of intellectual property, such party will first submit the underlying matter to the escalation procedures set forth in Section 11.12(b)(2) (but only for a maximum of fourteen (14) days) and, in the event that the dispute is not resolved through the escalation procedures set forth in Section 11.12(b)(2) within fourteen (14) days, then such dispute and such party’s desire to seek injunctive relief and determinations with respect to such matters will not be required to be addressed in or subject to mediation or arbitration and will not be subject to the mediation or arbitration provisions in this Agreement.
(4)    In the event that a dispute between the parties is not resolved following Leadership Escalation and is not subject to the exceptions set forth in the foregoing Section 11.12(b)(3), then the party asserting the claims subject to arbitration may initiate confidential arbitration. The parties shall appoint three arbitrators, all of whom shall be neutral former federal court judges, in accordance with the procedures for appointing arbitrators under the then applicable AAA Rules (the three arbitrators, collectively, the “Arbitrators”). Upon their selection, the Arbitrators shall expeditiously proceed to resolve the dispute, in accordance with the procedures hereafter set forth.
(i)    Except as specifically modified herein, the arbitration proceeding contemplated by this section (the “Arbitration”) shall be conducted in accordance with Title 9 of the US Code (United States Arbitration Act) and the AAA Rules, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The cost of the Arbitration shall be borne equally by the parties, with the understanding that the Arbitrators may reimburse the prevailing party, if any, as determined by the Arbitrators for that party’s cost of the Arbitration in connection with the award made by the Arbitrators as described below.
(ii)    The determinations shall be made within six (6) months after the appointment of the Arbitrators and each of the Arbitrators shall agree to comply with this schedule before accepting appointment. However, this time limit may be extended by agreement of the parties or by the Arbitrators for good cause shown.
(iii)    Consistent with the expedited nature of arbitration, each party will, upon the written request of the other party, promptly provide the other with copies of documents relevant to the issues raised by the notice or the response, including those documents on which the producing party may rely in support of or in opposition to any claim or defense. The parties may pursue other documents using standards similar to the Federal Rules of Civil Procedure. Any dispute regarding discovery, or the relevance or scope thereof, shall be determined by the Arbitrators. All discovery shall be completed within one-hundred and twenty (120) days following the appointment of the Arbitrators. However, this time limit may be extended by agreement of the parties or by the Arbitrators for good cause shown.
(iv)    Each party shall have the ability to take no more than five depositions of current or former employees of a party (one of which may be a corporate deposition). Unless otherwise agreed to by the parties, depositions shall be held within twenty-one (21) days of the making of a request, and shall be limited to a maximum of seven (7) hours’ duration. All objections shall be handled in accordance with the applicable rules. Upon the request of a party for good cause shown, the Arbitrators shall have the discretion to order additional depositions of current or former employees of a party or to extend the maximum time for depositions. The parties may also take depositions of third parties or issue subpoenas to third parties in accordance with the AAA rules applying standards similar to the Federal Rules of Civil Procedure.
(v)    The Arbitrators’ determination shall be in writing, shall be signed by a majority of the Arbitrators, and shall include a statement regarding the reasons for the disposition of any claim.
(vi)    The written determination of the Arbitrators shall be made and delivered promptly to the parties to the Arbitration and shall be final and conclusive upon the parties to the Arbitration, subject to any right to seek review in accordance with applicable law.
(vii)    To the extent that the Arbitrators determine that there is a prevailing party, and that said prevailing party should receive an award of its Costs and Fees, the written documentation delivered by the Arbitrators shall specify the award to the prevailing Party.
(viii)    Except as may be required by law or any applicable orders or regulations from judicial or government authorities, neither a party nor an Arbitrator may disclose the existence, content, or results of any Arbitration hereunder without the prior written consent of both parties.
Section 11.13    Public Announcements. No written or oral public announcement or disclosure may be made by either party with regard to this Agreement or the transactions contemplated hereby without the prior consent of the other party; provided, that either party may make (a) such announcement or disclosure (i) with respect to operational matters related to the parties under this Agreement in response to inquiries by customers and vendors in the ordinary course of business (but not with respect to the substantive rights between the parties hereto) (“Operational Matters”); or (ii) if advised by counsel that such party is required to do so by applicable law or by order of a court of competent jurisdiction, by rule or regulation of any governmental agency or by any listing agreement with, or rule or regulation of, any stock exchange upon which securities of such party are registered; (b) any written public announcement or disclosure, if the other party has previously consented to any announcement or disclosure that is the same (other than immaterial, non-substantive deviations) to such announcement or disclosure; or (c) any oral public announcement or disclosure, if the other party has previously consented to any announcement or disclosure that is substantially similar to such announcement or disclosure. Notwithstanding the foregoing and except with respect to Operational Matters, each party shall (i) provide to the other party reasonable advance notice, and a draft copy or summary, of any written or oral public announcements or disclosures (regardless of whether or not such announcement or disclosure is required, as described in the preceding sentence) concerning this Agreement or the transactions contemplated hereby, (ii) give the other party a reasonable opportunity to comment on such announcement or disclosure and (iii) consider in good faith such comments, prior to making any such written or oral public announcement or disclosure.

Section 11.14    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall be constitute one and the same agreement.

[Signature page to follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above mentioned.

MONSANTO COMPANY

By:	/s/ Brett Begemann
Name:	Brett Begemann
Title:	President

THE SCOTTS COMPANY LLC

By:	/s/ Thomas Randal Coleman
Name:	Thomas Randal Coleman
Title:	Chief Financial Officer

[Signature Page to Third Amended and Restated Agency Agreement]

EXHIBIT D

PERMITTED PRODUCTS

United States

GroundClear, including all sizes, formulations and SKUs, present and future, within the entire GroundClear product line, regardless of package size, label, or marketing

Ortho Max Poison Ivy & Tough Brush Killer, including all sizes, formulations and SKUs, present and future, within the entire product line, regardless of package size, label, or marketing

SCHEDULE 1.1(a)
ACTIVATED INCLUDED MARKETS
The United States of America
Canada
Puerto Rico
Mexico
Provided, that with respect to all matters related to Roundup 365, only the United States of America

SCHEDULE 1.1(b)
ROUNDUP PRODUCTS

United States, Mexico and Puerto Rico	Formulation	Size

Roundup Ready-to-Use Products	2% glyphosate or less	2 gal or less
Roundup Concentrated Products	18% - 41% glyphosate	1 gal or less

Canada	Formulation	Size
Roundup Ready-to-Use	2% Glyphosate or less	2 liter or less
Roundup Concentrate	18% - 41% Glyphosate	2 liter or less
EcoSense Path Clear Ready-to-Use	x% or less	2 liter or less
EcoSense Path Clear Concentrate	x% or less	2 liter or less
Roundup Advanced	62.5g/L (6.25%) acetic acid	1 liter trigger & 5 liter pull n spray

SCHEDULE 2.2(a)
ILLUSTRATIVE EXAMPLE ANNUAL BUSINESS PLAN TEMPLATE

1)	Mission Statement and Explanation: Answers questions: What business are we in? Why does the business exist?

2)	Category Definition/Growth Trend: Also need to address related categories and their potential interaction with the target category
a)    Assessment of growth potential
b)    Competitor evaluation/assessment of threat

3)	Business Review: Summary of a process that will occur in each preceding January
a)    Critical learning from prior year
b)    Key Implications from learning: Arranged by key functional area

4)	Brand Positioning:
a)    Consumer Target: Demographics, Psychographics, use Segmentation
b)    Key feature(s), Attribute(s) and Benefits delivered (for brand and sub-brands)
c)    Brand Character/Imagery: Describe the personification of the brand/sub-brands
i)    This section should also specifically address the degree to which the proposed positioning consistent with the Brand’s historical image

5)	Key Business Goals
a)    Financial: Historical trend and three year projections of Equivalent Case Volume, Net Sales, EBIT and ACM
b) Competitive:
i)    Market Share Goal and trend
ii)    Advertising Share of Voice Goal and trend
c) Consumer: Critical behavioral and attitudinal measures that describe the development of the Brand which could include:
i)    Penetration
ii)    Unaided awareness
iii)    Annual usage
iv)    Seasonal usage
d) Customer:
i)    % ACV Distribution by Channel
ii)    Fill Rates by Top 10 customers (with detailed definition of what constitutes an on-time shipment)
iii)    Display achievement
iv)    Other measurable customer satisfaction measures

6)	Major Strategies to achieve Key Goals (some examples include...)
a)    Product Line: What products/drive groups/lines to focus on
b)    Significant new product launches
c)    Private Label at a Key Account(s)
d)    Marketing Support focus: Example would be a shift from advertising to promotion
e)    New Consumer Uses: Extended use campaign, new forms
f)    Geographic focus including a new regional/market emphasis. CDI/BDI analysis

g)    Seasonal focus including new emphasis if relevant. Weekly seasonality by region and drive group/item.
h)    Channel/Customer including new/alternative channels if relevant
i)    Operational strategies to address quality, capacity, cost position, service, technology application, etc., including fill rates, inventory levels and turns
j)    Acquisition/divestiture strategies to improve market position

7)
Functional Operating Plans: This is a lengthy section that lays out a detailed annual operating plan for each functional area in the business (including rationale where appropriate) and that pays particular attention to changes in that plan from the prior year’s plans and results. Each section will contain a detailed budget with direct and assigned expenses shown.

a)    General Management: Description of Business Unit Management team and planned costs
i)    Performance standards for all employees
ii)    Description of employee performance incentives and link to performance standards
b) Marketing:
i)    Organization Plan
ii)    Spending allocation: Total spending by marketing support category including working and non-working media, consumer promotion, public relations, market research, etc.
iii)    Advertising: Preliminary media plan including spending trends, creative strategy and discussion of any planned/contemplated changes to that strategy.
iv)    Consumer Promotion: Promotion objectives, key plan elements and payout calculations
v)    POP Plan: Focus on Key changes versus prior year plan
vi)    Pricing: To include trends and competitive benchmarks
vii)    Packaging - graphic and physical: Changes planned along with specific costs, implementation timing and risk factors
viii)    Market Research plan: List all studies, cost estimate and rationale for each, including tracking
ix)    Public Relations
x)    Test plans (applies to all of above)
c) Sales:
i)    Organization Plan
ii)    Top 5 Account Plans
(i)    Program changes anticipated
(ii)    Planned Net Sales trend by drive group/item (with historical trend)
(iii)    Profitability analysis
(iv)    Category Management plans
iii) Five year sales goal
iv) Private Label/control brand opportunities
v) Headquarters Sales Presentation plan with a focus on what the key messages are and discussion of any unique methods of communication to customers

vi) Retail Merchandising Support including planned in-house, distributor and contracted merchandising services. Focus on in-store merchandising and display techniques as well as pre-season store set plans
(i)    Share of shelf
(ii)    Share of off-shelf
vii) Other selling services plans as appropriate
viii)    Product Knowledge Plan including principle target(s) and vehicles
d) Operations:
i)    Organization Plan
ii)    Key Manufacturing initiatives such as: Cost savings, capacity planning, make/buy analyses, etc.
iii)    Distribution/Warehousing Plan
iv)    Inventory plan by month (versus prior year) that balances the need for high fill rates with a product utilization of working capital. Targets to be included in plan.
v)    Purchasing: Including Key supplier relationship development
vi)    Quality: Measurement and delivery against objectives from balanced scorecard
vii)    Capital Plan with capital expenditure detail
e) Research & Development:
i)    Organization/Staffing Plan
ii)    Priority projects and innovation pipeline - new product portfolio review
iii)    Innovation launch timeline
iv)    Product specifications and planned changes
v)    Pioneering Research
f) Customer Service:
i)    Organization Plan
ii)    Special Programs such as telemarketing
iii)    Discussion of and key changes to order taking, order processing invoicing, collection, reconciliation (to original PO and program) procedures
g) Consumer Service:
i)    Organization plan including a discussion of outscored versus in-house services
ii)    Call volume and measurement of answering efficiency and effectiveness
iii)    Plan for communicating to marketing and operations any significant consumer complaints

8)	Detailed Financials - Prior Year, Current Year, Future Year
a)    Income Statement (annual and monthly), cash flow and balance sheet
b)    Net Sales and margins by key drive group/item, and including product mix analysis
c)    Selling and Marketing Expenses by key line item
d)    Assignment of Shared Services: This section will discuss the agreed upon allocation methodology for shared services to their respective Business Unit statements and highlights any proposed changes to that methodology
e)    Anticipated changes form prior year
f)    Financial Metrics
i)    Invoice accuracy
ii)    Days Sales Outstanding (DSO)
iii)    Obsolete inventory charge

iv)    Bad debt allowance
v)    Netbacks, MAT and COGS detail prior, current and next year

9)	Approved amendments: This section will show any amendments approved by senior management (or the Steering Committee)
a) Includes spending at levels above those established in the annual business plan.

SCHEDULE 3.2(c)
FORM OF RECONCILIATION STATEMENT

Description		Amount	
True-up from Previous Month:			
Receipts	$	-	**(XX)**
Disbursements	$	-	**(AH)**
Shared Services	$	-	
Manufacturing	$	-	
Misc. Charges--Shared Component	$	-	
Total True-up Adjustment	$	-	
Current Week Flows:			
Cash Receipts	$	-	**(A)**
Cash Disbursements	$	-	**(B)**
Shared Services (Administration)	$	-	**(C)**
Misc. Billings - Due to/Due From (GL Acct 223200)	$	-	**(D)**
Manufacturing Expenses			
Shared Components - Materials	$	-	**(E)**
Formulation Fees - Labor & Overhead	$	-	**(F)**
Temecula - Labor & Overhead	$	-	**(G)**
Credit for RUP materials used in Ortho products	$	-	**(H)**
Capital charge	$	-	**(I)**
Outsourcing display assembly @ FTM	$	-	**(J)**
Other	$	-	**K-(E+H)**
Total Manufacturing	**$**	**-**	
Net Amount Due to (Scotts) Monsanto:	**$**	**-**	
Commission Payment - 2017 - Due to Scotts			
2017 FYTD Commission	$	-	**(L-1a)**
2017 FYTD Commission Paid	$	-	**(L-2a)**
2017 Int'l & Canada FYTD Collections	$	-	**(L-3a)**
Net Commission Due to Scotts	**$**	**-**	**(L-a)**
365 Commission Payment - 2017 - Due to Scotts			
2017 FYTD Commission on 365 Incremental	$	-	**(L-1b)**
2017 FYTD Commission on 365 Incremental Paid	$	-	**(L-2b)**
Net Commission Due to Scotts	**$**	**-**	**(L-b)**
	$	**-**	**(L)**
Contribution Payment - 2017 Currently Due to Monsanto			
2017 FYTD Contribution Payments	$	-	
2017 FYTD Contributions Paid to Date	$	-	
Net Contribution Due to Monsanto	**$**	**-**	
Net Amount Due to (Scotts) / Monsanto	**$**	**-**	

Signature of Authorized Monsanto Representative: ______________________________ Date:____________

Signature of Authorized Scotts Representative: ______________________________ Date:____________

Schedule 3.3(c) Monsanto and Scotts Exclusive Agency and Marketing Agreement for Roundup Income Statement Definitions and Allocation Methods	Allocations Schedule 3.3(c) 1 of 13

The Determination/Allocation Method for the Revenue/Expense Categories set forth on this Schedule 3.3(c) will be reviewed and approved through the Annual Business Plan
Anticipated Source
Revenue/Expense Category	Definition	Determination/Allocation Method	Roundup	SMG	MTC
Gross sales	Gross revenues for all sales of Roundup L&G products in defined markets	Direct; minor allocations as necessary; default based on % of gross sales	X
Markdowns & allowances	Discounts or other allowances provided to customers as reductions of gross sales	same as gross sales	X
Product returns	Any product returns and related allowances provided customers for previously billed gross sales	same as gross sales	X
Trade	Deductions from gross sales
Cash discounts	Any early payment discounts offered to customers	Direct; minor allocations as necessary; default based on % of gross sales	X
MDF	Marketing Development Funds - display and merchandising allowances, volume discounts, and any other incentives provided to customers for the purpose of promoting Roundup sales	Actual; default based on % of gross sales to specific customer	X
Merchandising	In store product display, housekeeping and general store level relationship management	Actual; default based on % of gross sales to specific customer		X

Schedule 3.3(c) Monsanto and Scotts Exclusive Agency and Marketing Agreement for Roundup Income Statement Definitions and Allocation Methods	Allocations Schedule 3.3(c) 2 of 13

The Determination/Allocation Method for the Revenue/Expense Categories set forth on this Schedule 3.3(c) will be reviewed and approved through the Annual Business Plan
Anticipated Source
Revenue/Expense Category	Definition	Determination/Allocation Method	Roundup	SMG	MTC
Cost to serve
Discount to reduced invoiced sales depending on the customer’s delivery method. Plant and Mixing Warehouse collection offer the highest discount and direct-to-store shipments offer the lowest discount. Services include warehousing and handling, and product distribution and logistics.
		For distribution and warehousing activities, if allocations are necessary, split will be based on a reasonable driver (e.g. cubic feet or hundred weight) shipped and stored.	X	X
Other Sales Program	Other programs directed at retailers to increase product movement	Actual; default based on % of sales attributable to specific program	X	X

Net Sales	Gross sales less trade, as defined
Product Costs	Direct materials and supplies, plus direct and indirect costs of producing finished goods to be sold	Based on standard costs as defined in formulation agreement	X	X
Non-Standards	Costs associated with product production not included in standard costs or variances from established standard costs
Purchasing	Functional area responsible for negotiating prices and procuring production materials, and negotiating agreements with toll manufacturers	Based on management’s assessment of % of time spent on Roundup activities as agreed upon in the Annual Business Plan		X
Quality	Functional area responsible for establishing, monitoring and enforcing product quality standards	Based on management’s assessment of % of time spent on Roundup activities as agreed upon in the Annual Business Plan		X

Schedule 3.3(c) Monsanto and Scotts Exclusive Agency and Marketing Agreement for Roundup Income Statement Definitions and Allocation Methods	Allocations Schedule 3.3(c) 3 of 13

The Determination/Allocation Method for the Revenue/Expense Categories set forth on this Schedule 3.3(c) will be reviewed and approved through the Annual Business Plan
Anticipated Source
Revenue/Expense Category	Definition	Determination/Allocation Method	Roundup	SMG	MTC
Manufacturing	Functional area responsible for managing arrangements with toll manufacturers	Based on management’s assessment of % of time spent on Roundup activities as agreed upon in the Annual Business Plan		X
Packaging	Functional area responsible for engineering aspects of package design and development. Group works closely with marketing and production management	Based on management’s assessment of % of time spent on Roundup activities as agreed upon in the Annual Business Plans		X
Planning & logistics
Functional area responsible for product demand and distribution planning. Group works closely with marketing, sales, manufacturing and distribution management in developing demand forecasts, and production and product deployment plans
		Based on management’s assessment of % of time spent on Roundup activities as agreed upon in the Annual Business Plan		X
Freight	Costs associated with storing and transporting products	Direct; allocations based on a reasonable driver (e.g. cubic feet or hundred weight) shipped and stored.	X	X
Warehousing	Costs directly incurred for handling and warehousing of finished goods inventory.
When warehousing costs are not directly assigned by product, they are allocated based on percent of Roundup pounds within the warehouse. At sites where storage or handling costs are given a variable rate, they are assigned directly to Roundup skus.

X

Schedule 3.3(c) Monsanto and Scotts Exclusive Agency and Marketing Agreement for Roundup Income Statement Definitions and Allocation Methods	Allocations Schedule 3.3(c) 4 of 13

The Determination/Allocation Method for the Revenue/Expense Categories set forth on this Schedule 3.3(c) will be reviewed and approved through the Annual Business Plan
Anticipated Source
Revenue/Expense Category	Definition	Determination/Allocation Method	Roundup	SMG	MTC
Product liability	Insurance and direct costs associated with product liability [1]	Direct, based on claims activity.	X	X	X
Poison Tax	Taxes imposed by various governmental bodies for specific substances	Actual; default based on % of sales	X
Defective Goods	Costs incurred related to mitigating defective goods. Costs include the finished goods value and all costs related with disposing defective products	Actual; default based on % of sales	X	X
Inventory tax	Property and other taxes associated with holding inventories	Actual; default based on cases produced	X
Stud Pallets	Costs associated with retailer special pellet requests, not otherwise included in standard costs	Based on cases produced, including production activity at toll manufacturers	X	X
Inventory write-offs & other	Reductions in carrying value and other write-offs associated with slow-moving, and excess and obsolete inventory	Actual	X
Rebates	Volume and other rebates provided by vendors associated with raw and packaging material purchases	Actual; default based on % of purchases for specific material for Roundup	X
Ft. Madison and Pearl yield & production variances	Differences between actual and standard costs of production at the Ft. Madison and Pearl facilities	Based on cases produced at the facilities; subject to terms of the Formulation Agreement between Monsanto and the Agent	X	X

________________________
[1] “direct costs” refers to the costs related to product replacement, product recall, product rework, etc., and does not include (i) indemnification paid under Section 9 of this Agreement, or (ii) costs arising from any third party claim, action, suit, inquiry, proceeding, notice of violation or investigation, whether written or oral, formal or informal, or any other arbitration, mediation or similar proceeding, whether public or private, judicial or extrajudicial.

Schedule 3.3(c) Monsanto and Scotts Exclusive Agency and Marketing Agreement for Roundup Income Statement Definitions and Allocation Methods	Allocations Schedule 3.3(c) 5 of 13

The Determination/Allocation Method for the Revenue/Expense Categories set forth on this Schedule 3.3(c) will be reviewed and approved through the Annual Business Plan
Anticipated Source
Revenue/Expense Category	Definition	Determination/Allocation Method	Roundup	SMG	MTC
Toller variances	Differences between actual and standard costs of products produced at toll manufacturers	Direct; default based on % of Roundup cases produced at specific toll manufacturer	X	X
Price variances	Differences between actual and standard costs of raw and packaging materials acquired for production	Direct; default based on % of Roundup purchases related to price variance drivers	X	X
Gross Profit	Net sales less product and non-standard cost of good sold
MAT-Marketing	Functional areas responsible for creating brand image, developing brand awareness strategies and promotions. Also includes all sales activities performed by business unit personnel.
Direct Marketing	Marketing activities and associated expenses which can be directly traced to Roundup
Advertising	Includes network, spot and cable TV, radio, print media, advertising production costs, and advertising agency fees	Actual; default based on % of direct media spending	X
Public relations	Includes expenses related to public relations (indirect advertising) and related agency fees	Actual	X
Consumer promotion	Includes consumer directed rebates, in-stores promotional activities and give-aways, and point-of-purchase materials	Actual	X
Trade promotion	Any trade directed promotions (not already included in MDF), including related agency fees	Actual	X
Brand specific market research	Market research directed toward the Roundup brand	Actual	X

Schedule 3.3(c) Monsanto and Scotts Exclusive Agency and Marketing Agreement for Roundup Income Statement Definitions and Allocation Methods	Allocations Schedule 3.3(c) 6 of 13

The Determination/Allocation Method for the Revenue/Expense Categories set forth on this Schedule 3.3(c) will be reviewed and approved through the Annual Business Plan
Anticipated Source
Revenue/Expense Category	Definition	Determination/Allocation Method	Roundup	SMG	MTC
Brand specific marketing management	Primarily personnel and related support costs (salaries, incentives, fringes, travel & entertainment, computers, communications, and space & supplies) of marketing personnel dedicated to L&G Roundup	Actual	X	X	X
Allocated marketing	Marketing activities managed on a shared services basis
Marketing management
Primarily personnel and related support costs (salaries, incentives, fringes, relocation, travel & entertainment, computers, communications, and space & supplies) of the marketing management group overseeing L&G Roundup and related products
		Based on management’s assessment of % of time of general marketing management group spend on Roundup activities as agreed upon in the Annual Business Plan		X
Marketing support functions
Functions include innovation, market research and creative services. Principally personnel costs (salaries, incentives, fringes, travel & entertainment, computers, communications, and space & supplies) of the marketing support functions
		Based on management’s assessment of % of time marketing support function groups spend on Roundup activities as agreed upon in the Annual Business Plan		X
Other marketing expenses	All other marketing related expenses, excluding advertising, promotions and personnel costs
Innovation projects	Consulting, materials and other non-personnel related costs associated with innovation projects	Direct; default based on overall % of innovation group activities directed toward Roundup	X	X	X
Package design	Agency fees, supplies and materials, and other non-personnel related costs associated with package design	Direct; default based on overall % of creative service group activities directed toward Roundup	X	X

Schedule 3.3(c) Monsanto and Scotts Exclusive Agency and Marketing Agreement for Roundup Income Statement Definitions and Allocation Methods	Allocations Schedule 3.3(c) 7 of 13

The Determination/Allocation Method for the Revenue/Expense Categories set forth on this Schedule 3.3(c) will be reviewed and approved through the Annual Business Plan
Anticipated Source
Revenue/Expense Category	Definition	Determination/Allocation Method	Roundup	SMG	MTC
Market research services	Fees and other non-personnel costs associated with non-brand specific market research (POS data, usage and attitudes studies, etc)	Direct; default based on overall % of market research group activities directed toward Roundup	X	X
Sales & promotional literature	Non-personnel costs associated with developing, publishing and disseminating sales materials and other non-POP related promotional literature	Direct; default based on overall % of total sales & promotional space employed for Roundup	X	X
Consumer services
Costs related to handling consumer inquiries. Function maybe performed by Scotts personnel or outsourced. In handled internally costs will include personnel related expenses, communications expenses (toll-free numbers and internet), and other costs necessary to maintain this function
		Direct; default based on overall % of consumer service activities directed toward Roundup	X	X
Consumer guarantee	If offered, costs associated with guaranteeing product performance to consumers	Direct	X	X
Sales management	Primarily personnel and related support costs (salaries, incentives, fringes, relocation, travel & entertainment, computers, communications, and space & supplies) of the sales management group
Based on weighting of factors including selling, display servicing and shelf work. If shared service arrangements change, allocation percentages will be re-established based on then current facts and circumstances.
X
Field sales/merchandisers	Primarily personnel and related support costs (salaries, incentives, fringes, travel & entertainment, computers, communications, and space & supplies) of the fields sales force
Based on weighting of factors including selling, display servicing and shelf work. If shared service arrangements change, allocation percentages will be re-established based on then current facts and circumstances.
X

Schedule 3.3(c) Monsanto and Scotts Exclusive Agency and Marketing Agreement for Roundup Income Statement Definitions and Allocation Methods	Allocations Schedule 3.3(c) 8 of 13

The Determination/Allocation Method for the Revenue/Expense Categories set forth on this Schedule 3.3(c) will be reviewed and approved through the Annual Business Plan
Anticipated Source
Revenue/Expense Category	Definition	Determination/Allocation Method	Roundup	SMG	MTC
Category management
Primarily personnel and related support costs (salaries, incentives, fringes, travel & entertainment, computers, communications, and space & supplies) of the teams assigned to work closely with specific retailers (e.g. Home Depot, Wal*Mart, Lowe’s, etc) to assist in the management of their lawn and garden operations.

Based on weighting of factors taking into consideration the category management activities at each retailer or group which these functions are performed. If shared service arrangements change, allocation percentages will be re-established based on then current facts and circumstances.
X
Customer Service/OTC
Principally personnel and related support costs (salaries, incentives, fringes, travel & entertainment, computers, communications, and space & supplies) related to customer service (order-to-cash) function. Scotts may include some of these functions (credit, cash application, collections and claims management) as a Finance function
		Based on management’s assessment of % of time support function groups spend on Roundup activities as agreed upon in the Annual Business Plan		X
MAT-Administration
Personnel and related support costs (salaries, incentives, fringes, travel & entertainment, computers, communications, and space & supplies) of the general and administrative functions supporting the business unit, part of whose responsibility includes managing the L&G Roundup brand. Also includes other general and administrative support costs necessary to run the business unit, not otherwise assigned.

SVP and general management
Primarily personnel and related support costs (salaries, incentives, fringes, travel & entertainment, computers, communications, and space & supplies) of the business unit general management group. Also includes general costs of operating the business unit not otherwise assigned or classified

Direct for Roundup assigned employees, including reasonable charges for fringe benefits and related support costs.
Scotts costs will be allocated based on agreed to % of actual business unit general support costs
				X	X

Schedule 3.3(c) Monsanto and Scotts Exclusive Agency and Marketing Agreement for Roundup Income Statement Definitions and Allocation Methods	Allocations Schedule 3.3(c) 9 of 13

The Determination/Allocation Method for the Revenue/Expense Categories set forth on this Schedule 3.3(c) will be reviewed and approved through the Annual Business Plan
Anticipated Source
Revenue/Expense Category	Definition	Determination/Allocation Method	Roundup	SMG	MTC
Information technology
Personnel and related support costs (salaries, incentives, fringes, travel & entertainment, computers, communications, and space & supplies) of the information technology function supporting the business unit which manages the L&G Roundup brand. Costs also include depreciation and annual software license fees, hardware depreciation and rental, outside service fees and contracts and other non-personnel costs associated with operating the information technology group.
		Scotts costs will be allocated based on agreed to % of actual business unit information technology costs, net of developmental costs, but including service costs		X
Finance and accounting
Personnel and related support costs (salaries, incentives, fringes, travel & entertainment, computers, communications, and space & supplies) of the finance and accounting functions supporting the business unit which manages the L&G Roundup brand. Functions include financial planning and analysis, general accounting, order-to-cash functions assigned to finance, accounts payable and payroll. Costs will also include internal and external audit Tees, specialized IT services, and corporate treasury, tax and controllership functions.

Direct for Roundup seconded people, including reasonable charges for fringe benefits and related support costs.
Scotts costs will be allocated based on agreed to % of actual business unit finance and accounting costs
				X	X

Schedule 3.3(c) Monsanto and Scotts Exclusive Agency and Marketing Agreement for Roundup Income Statement Definitions and Allocation Methods	Allocations Schedule 3.3(c) 10 of 13

The Determination/Allocation Method for the Revenue/Expense Categories set forth on this Schedule 3.3(c) will be reviewed and approved through the Annual Business Plan
Anticipated Source
Revenue/Expense Category	Definition	Determination/Allocation Method	Roundup	SMG	MTC
Human resources
Personnel and related support costs (salaries, incentives, fringes, travel & entertainment, computers, communications, and space & supplies) of the human resource function supporting the business unit which manages the L&G Roundup brand. Costs also include external fees and consulting related to human resource matters not assigned to other functional areas.
		Scotts costs will be allocated based on agreed to % of headcount for actual business unit related human resource costs		X
Site/administrative services
Costs associated with procuring and maintaining general office space, not otherwise assigned to functional areas. Costs include lease/rental fees, heating and cooling, lighting, telecommunications, general and grounds maintenance, amortization of leasehold improvements, and depreciation of furniture and fixtures. Will also include personnel costs to manage these functions.
		Scotts costs will be allocated based on agreed to % of headcount for actual business unit site/administrative service costs		X
Legal services
Primarily personnel and related support costs (salaries, incentives, fringes, travel & entertainment, computers, communications, and space & supplies) of the legal services group supporting the business unit which manages the L&G Roundup brand. Also includes other expenses of maintaining in-house legal counsel and any outside attorney’s fees for work on the L&G Roundup brand.
		Direct for specific outside legal fees and services. Scotts costs will be allocated based on agreed to % of actual business unit general legal costs	X	X

Schedule 3.3(c) Monsanto and Scotts Exclusive Agency and Marketing Agreement for Roundup Income Statement Definitions and Allocation Methods	Allocations Schedule 3.3(c) 11 of 13

The Determination/Allocation Method for the Revenue/Expense Categories set forth on this Schedule 3.3(c) will be reviewed and approved through the Annual Business Plan
Anticipated Source
Revenue/Expense Category	Definition	Determination/Allocation Method	Roundup	SMG	MTC
Scotts or Monsanto corporate services	Any other Scotts or Monsanto corporate services used to support the L&G Roundup brand, not otherwise assigned to a functional area.
If the business unit managing the L&G Roundup brand uses services supplied by either Scotts or Monsanto, either party has the right to bill for such services, provided the cost of such services was agreed to in advance by business unit management. Allocation of such services to the L&G Roundup business will be based on agreed to % of the actual costs billed to the business unit.
				X	X
MAT-Technical	Functional areas responsible for product development, product registration and regulatory activities, field research and environmental matters.
Product development
Personnel and related support costs (salaries, incentives, fringes, travel & entertainment, computers, communications, and space & supplies) of the product development group supporting the business unit which manages the L&G Roundup brand. Also includes other expenses related to product development work on the L&G Roundup brand.

Direct for Roundup assigned employees, including reasonable charges for fringe benefits and related support costs. Direct for specific outside services related to L&G Roundup product development. Scotts costs will be allocated based on agreed to % of actual business unit general product development costs.
			X	X	X

Schedule 3.3(c) Monsanto and Scotts Exclusive Agency and Marketing Agreement for Roundup Income Statement Definitions and Allocation Methods	Allocations Schedule 3.3(c) 12 of 13

The Determination/Allocation Method for the Revenue/Expense Categories set forth on this Schedule 3.3(c) will be reviewed and approved through the Annual Business Plan
Anticipated Source
Revenue/Expense Category	Definition	Determination/Allocation Method	Roundup	SMG	MTC
Registration and regulatory
Product registration fees, tonnage taxes and other direct regulatory costs. Personnel and related support costs (salaries, incentives, fringes, travel & entertainment, computers, communications, and space & supplies) of the registrations and regulatory group supporting the business unit which manages the L&G Roundup brand.

Direct for Roundup assigned employees, including reasonable charges for fringe benefits and related support costs. Direct for product registrations and regulatory activities specifically identified to L&G Roundup. Scotts costs will be allocated based on agreed to % of actual business unit general registration and regulatory costs.
			X	X	X
Field research
Personnel and related support costs (salaries, incentives, fringes, travel & entertainment, computers, communications, and space & supplies) of the field research group supporting the business unit which manages the L&G Roundup brand. Also includes other expenses related to field research activities on the L&G Roundup brand.
		Direct for field research activities specifically identified to L&G Roundup. Scotts costs will be allocated based on agreed to % of actual business unit general field research costs.	X	X
Environmental engineering
Personnel and related support costs (salaries, incentives, fringes, travel & entertainment, computers, communications, and space & supplies) of the environmental engineering group supporting the business unit which manages the L&G Roundup brand. Also includes other expenses related to environmental engineering activities on the L&G Roundup brand.

Direct for environmental engineering activities specifically identified to L&G Roundup. Scotts costs will be allocated based on agreed to % of actual business unit general environmental engineering costs.
			X	X
Other (income) and expense	Other (income) and expense items generally accepted as being included in determining operating income
Foreign exchange	Income statement impact of foreign exchange activities and translating the results of foreign operations into U.S. dollars.	Direct	X

Schedule 3.3(c) Monsanto and Scotts Exclusive Agency and Marketing Agreement for Roundup Income Statement Definitions and Allocation Methods	Allocations Schedule 3.3(c) 13 of 13

The Determination/Allocation Method for the Revenue/Expense Categories set forth on this Schedule 3.3(c) will be reviewed and approved through the Annual Business Plan
Anticipated Source
Revenue/Expense Category	Definition	Determination/Allocation Method	Roundup	SMG	MTC
Royalty (income)/expense	(Income) or expense associated with licensing the L&G Roundup name in the markets included in the agency agreement	Direct	X
Fixed asset write-downs and disposals	The net book value and associated costs related to fixed asset write-downs and disposals	Direct	X
Other	Any other items reasonably included in determining EBITA/operating profit, not otherwise classified	Direct	X
EBITA/Operation profit
Earnings before interest, taxes and amortization. Excludes interest expense, income and franchise taxes, amortization of intangible property, agreed upon non-recurring items, and pre-agreement legal, environmental and other contingencies above the defined amount.

SCHEDULE 4.2(a)
STEERING COMMITTEE
For the Agent:
Michael Lukemire, President, Chief Operating Officer
Randy Coleman, Executive Vice President, Chief Financial Officer
For Monsanto:
Jim Guard, Global Lawn and Garden Lead
Anthony Leisure, Lawn and Garden Finance Lead

SCHEDULE 6.11(a)
ADDITIONAL ROUNDUP PRODUCTS

Additional Roundup Products	Included Markets
Smith & HawkenTM Grass & Weed Killer (RTU formula: 18.75% Soybean Oil); and Whitney FarmsTM Weed & Grass Killer (RTU formula: 18.75% Soybean Oil).	United States and its territories

SCHEDULE 6.11(f)
ADDITIONAL ROUNDUP PRODUCTS TRADEMARKS

ADDITIONAL ROUNDUP PRODUCT	MARK	U.S. Application No.
	SMITH & HAWKEN SMITH & HAWKEN SMITH & HAWKEN & Design WHITNEY FARMS	77/95 1348 77/578659 85/004995 77/927438

SCHEDULE 6.20
BEA PRODUCTS

PRODUCT	ASSOCIATED SKUS	ASSOCIATED EPA REGISTRATION NO.
Roundup for Lawns Bug Destroyer	4385404; 4385440; 4385524, 4385501, 4385542	239-2701
Roundup for Lawns Crabgrass Destroyer	4385606; 4386004; 4386020; 4386015	239-2740; 239-2743
Roundup for Lawns (RTU – Northern)	4385010; 4386154; 4375010; 4385048; 4375005; 4385005	2217-917
Roundup for Lawns (RTS – Northern)	5008801; 5008810	2217-918
Roundup for Lawns (Concentrate – Northern)	5008701; 5008710; 5008772	2217-918
Roundup for Lawns (RTS – Southern)	5008601; 5008610; 5008672	2217-1010
Roundup for Lawns (Concentrate – Southern)	5008401; 5008410; 5008472	2217-1010
Roundup for Lawns (RTU – Southern)	5008910; 5009010; 4386254; 5008940; 5008905; 5009005	2217-1009
Roundup – Landscape Weed Preventer	4385106; 4385203; 4385301; 4385101; 4385118; 4385201; 4385248; 4385105	538-192